Exhibit 2.9

                    ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is made and entered into this 2nd day of MayApril, 2003, by and between Fleming Companies, Inc., an Oklahoma corporation ("Fleming"), Rainbow Food Group, Inc., a Nevada corporation ("Rainbow," and together with Fleming, "Seller"), RBF Corp., a Wisconsin corporation ("Buyer"), and Roundy's, Inc., a Wisconsin corporation ("Parent"). (Each of Buyer, Seller and Parent shall be referred to herein individually as a "Party" and collectively as the "Parties").

                       W I T N E S S E T H

          WHEREAS, Seller is either the fee owner or the lessee of certain real property and improvements identified on Annex I hereto (each, a "Store Property" and collectively, the "Store
Properties") where Seller operates retail supermarkets;

          WHEREAS, Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to acquire from Seller, the Acquired Assets, and Buyer has agreed to assume certain liabilities of Seller relating to the Acquired Assets and the operation of the Store Properties, all on the terms and subject to the conditions set forth herein;

          WHEREAS, Parent is the owner of all of the outstanding capital stock of Buyer, and Parent is willing to guarantee the obligations of Buyer under this Agreement.

          NOW THEREFORE, the Parties hereto agree as follows:

                            ARTICLE 1

                 Definitions and Interpretation

     1.1  Definitions.

     "AAA" is defined in Section 17.3(b).

     "Acquired Assets" is defined in Section 2.1.

     "Acquired Contracts" means the Leases, the Subleases, the Union Contracts and the other agreements that are listed and identified on Schedule 1.1(a) as "Acquired Contracts."

     "Acquired Intellectual Property" is defined in Section
2.1(j).

     "Acquisition Proposal" means a proposal (other than by Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of 20% or more of the Acquired Assets pursuant to one or more transactions, the sale of 20% or more of the outstanding shares of capital stock or equity interests of Rainbow (including, without limitation, by way of a tender offer, foreclosure or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more Third Parties and Rainbow.

     "Affiliate" means any Person who, directly or indirectly, controls, is controlled by or is under common control with the relevant Party.

     "Agreement" is defined in the introductory paragraph and
Section 17.5 of this Agreement.

     "Allocation" is defined in Section 4.4.

     "Ancillary Agreements" means the Assignment and Assumption Agreement(s), the Bill of Sale, the Deed, the Indemnity Escrow Agreement, the Purchase Price Adjustment Escrow Agreement, the Intellectual Property Assignment, and the License Agreement.

     "Asset Purchase Price" is defined in Section 4.1(a).

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, dated as of the Closing Date, in substantially the form of Exhibit B.

     "Assignment Motion" shall have the meaning set forth in
Section 7.10(c) hereof.

     "Assumed Liabilities" is defined in Section 3.1(a).

     "Auction" means the auction conducted by Seller pursuant to the Bidding Procedures Order and Section 11.14 hereof.

     "Avoidance Action(s)" is defined in Section 2.2(f).

     "Bankruptcy Code" means title 11 of the United States Code.

     "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

     "Bidding Procedures Order" means the order of the Bankruptcy Court, substantially in the form of Annex II attached hereto, containing the terms specified in Sections 11.14(c) hereof and approving and implementing the provisions of Sections 11.14 hereof.

     "Bids" is defined in Section 7.12.

     "Bidders" is defined in Section 7.12.

     "Bill of Sale" means the Bill of Sale of Seller, dated as of the Closing Date, in substantially the form of Exhibit A.

     "Breakup Fee" is defined in Section 11.14(c).

     "Business" means the retail sale of groceries and related products typically sold in full-line retail grocery stores and supermarkets including the Store Properties.

     "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in any of the States of Delaware, Texas, Wisconsin or Minnesota.

     "Buyer" is defined in the introductory paragraph of this Agreement.

     "Buyer Ancillary Agreements" is defined in Section 6.2.

     "Buyer's 401(k) Plan" is defined in Section 9.1(b).

     "Buyer's Benefit Plans" is defined in Section 9.1(b).

     "Buyer's Medical Plans" is defined in Section 9.1(b).

     "Cash On Hand" is defined in Section 2.1(c).

     "Cash Purchase Price" is defined in Section 4.1(a).

     "Chapter 11 Cases" means the cases commenced by Seller under the Bankruptcy Code in the Bankruptcy Court and jointly administered under Case No. 03-10945 (MFW).

     "Claim" has the meaning set forth in Section 101(5) of the Bankruptcy Code.

     "Closing" and "Closing Date" are defined in Section 12.1(a).

     "Closing Cash Amount" is defined in Section 4.3(a).

     "Closing Excess Amount" is defined in Section 4.6(b).

     "COBRA" means Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code, and any similar state law.

     "Confidential Information" means any information that is not generally known to the public or in the retail and wholesale grocery industry and that is or has been used, developed or obtained by Seller and its Affiliates to the extent it relates specifically to one or more of the Store Properties including, without limitation, (i) products or services, (ii) fees, costs and pricing structures, (iii) designs and specifications, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including, without limitation, electronic mail, operating systems, applications and program listings, (vii) flow charts, transaction summaries and models, manuals and documentation, (viii) databases, (ix) financial reports, investment summaries, and accounting and business methods, (x) ideas, formulas, compositions, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer, contact or client lists and other marketing data or plans, (xii) know-how, (xiii) manufacturing and production processes and techniques, (xiv) research and development information; (xv) Files and Records, and
(xvi) all similar and related information in whatever form, except that Confidential Information shall not include any information that has been published in a form generally available to the public, other than as a result of a disclosure by the Parties or their respective representatives.

     "Code" means the United States Internal Revenue Code of
1986, as amended.

     "Contract" means any written contract, agreement, lease, license, commitment or other legally binding written agreement.

     "Creditor's Committee" means the Official Committee of
Unsecured Creditors appointed by the Bankruptcy Court in the Chapter 11 Cases.

     "Cure Costs" is defined Section 3.3.

     "Deed" means a special or limited warranty deed (as customary in the applicable jurisdiction) with respect to the Owned Real Property, conveying to Buyer fee simple title to such Owned Real Property, subject only to matters disclosed on the Title Commitment (hereafter defined) that are Permitted Exceptions, and in form and substance reasonably satisfactory to Buyer.

     "Delinquent Sales and Property Taxes" means all sales and/or use taxes payable by Seller to the states of Minnesota or Wisconsin on account of sales made by Seller from the Store Properties prior to the Closing Date (except to the extent paid prior to the Closing Date), and any real property taxes attributable to the Owned Real Property that are due and payable, but have not been paid, as of the Closing Date, and that do not constitute Cure Costs.

     "Determination Date" shall have the meaning defined in
Section 4.6(b).

     "DIP Order" means the Interim Order (as the same may be amended or modified from time to time) Authorizing: (I) Post Petition Financing Pursuant to 11 U.S.C. Section 364 and Bankruptcy Rule 4001(c); (II) Use of Cash Collateral Pursuant to 11 U.S.C. Section 363 and Bankruptcy Rules 4001(b) and (d); (III) Grant of Adequate Protection Pursuant to 11 U.S.C. Section 361 and 363; and (IV) Approving Secured Inventory Trade Credit Program and Granting Subordinate Liens Pursuant to 11 U.S.C. Sections 105 and 364(c)(3) and Rule 4001(c) entered by the Bankruptcy Court on April 25, 2003.

     "Employee" means, as of the Closing, (i) each active employee, full-time or part-time, of Seller (or an Affiliate of Seller) who has performed (during the 12-month period immediately preceding the date of this Agreement (or the period of the employee's employment with Seller and its Affiliates, if less)) substantially all of such employee's services in connection with or for the benefit of the Store Properties, and (ii) each former employee of each Store Property who has the right to return to the employment of Seller (or an Affiliate of Seller) pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA").

     "Employee Benefit Plan" means any of the following arrangements (whether formal or informal, and whether written or unwritten) under which an employer has any liability to provide benefits or compensation to or on behalf of any current or former employee, officer or director, or the spouse or dependents of any current or former employee, officer or director:

          (a)  any employee benefit plan within the meaning of
Section 3(3) of ERISA, and

          (b) any other material profit-sharing, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan or program.

     "Employee Obligations" is defined in Section 9.1(a).

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, and the Resource Conservation and Recovery Act ("RCRA"), as well as all other federal, state or local laws (including common law), regulations or requirements, or such portions thereof, that are similar to the above-referenced laws or that otherwise govern the generation, manufacture, use, transportation, treatment, cleanup, storage or disposal of, or exposure to Hazardous Substances, noise, odor or radiation.

     "Environmental Report" is defined in Section 11.13.

     "Equipment" is defined in Section 2.1(e).

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any entity that with the subject
Person is:

          (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

          (b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

          (c) a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

          (d) a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

     "Escrow Agent" means Bank One Trust Company, National
Association.

      "Estimated Cash Purchase Price" means the Asset Purchase Price, plus the Inventory Purchase Price, as estimated mutually by Seller and Buyer in good faith on the second Business Day prior to the Closing Date (the "Estimated Inventory Purchase Price"), plus the Cash On Hand, as estimated mutually by Seller and Buyer in good faith as of 11:59 p.m. on the day prior to the Closing Date (the "Estimated Closing Cash Amount"), minus the Cure Costs and minus the Delinquent Sales and Property Taxes.

     "Estimated Excess Amount" is defined in Section 4.6(b).

     "Estimated Excess Amount Shortfall" is defined in Section
4.6(b).

     "Estoppel Certificates" is defined in Section 7.3(a).

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Inventory" is defined in Section 2.2(c).

     "Excluded Liabilities" is defined in Section 3.2.

     "Expense Reimbursement" is defined in Section 11.14(c).

     "Expiration Date" is defined in Section 16.1.

     "Files and Records" is defined in Section 2.1(f).

     "Final Order" is an order entered by the Bankruptcy Court
(i) that has not been reversed, modified or withdrawn and that remains in full force and effect, (ii) as to which the time to appeal or seek rehearing has expired and no appeal or request for rehearing is pending, and (iii) that is not the subject of a stay.

     "Financial Information" is defined in Section 5.12.

     "FIRPTA Affidavit" is defined in Section 11.12.

     "Fleming" is defined in the introductory paragraph of this Agreement.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Hazardous Substances" means any contaminant, pollutant, effluent or waste, or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials regulated or monitored by any Governmental Entity, including without limitation petroleum and refined petroleum products, asbestos, asbestos-containing products and presumed asbestos-containing material (as defined in 29 C.F.R. 1910.1001(b)), flammable explosives, radioactive materials, radon, and polychlorinated biphenyls, whether contained or not. The term "Hazardous Substances" shall include, but not be limited to, (A) any "hazardous substance" as defined in CERCLA, (B) any "regulated substance" as defined in RCRA, or (C) any substance subject to regulation pursuant to the Toxic Substances Control Act.

     "Highest and Best Bid" is defined in Section 11.14(c).

     "HSR Act" means the Hart-Scott-Rodino Anti-Trust
Improvements Act of 1974, as amended.

     "Income Statements" is defined in Section 5.12.

     "Indemnifiable Losses" is defined in Section 16.3(a).

     "Indemnification Cap" is defined in Section 16.3(d).

     "Indemnification Payment" is defined in Section 16.3(a).

     "Indemnification Threshold" is defined in Section 16.3(c).

     "Indemnifying Party" is defined in Section 16.3(a).

     "Indemnitee" is defined in Section 16.3(a).

     "Indemnity Escrow Agreement" means an agreement between Seller, Buyer, and Escrow Agent, to be entered into in accordance with Section 13.5.

     "Indemnity Escrow Amount" means Eight Million Five Hundred
Thousand Dollars ($8,500,000).

     "Intellectual Property" means any and all rights that may exist from time to time in this or any other jurisdiction under patent law, copyright law, publicity rights law, moral rights law, trade secret law, unfair competition law or other similar protections, including but not limited to: (i) United States and foreign patents and patent applications of any kind, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing, and
(ii) unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software and computer software documentation (except for Pharmacy Records), database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be sublicensed to any Person who is not an Affiliate of Seller without the payment of compensation or other consideration to any Person.

     "Intellectual Property Assignment" means an instrument or instruments, reasonably acceptable in form and substance to Seller and Buyer and their respective counsel, pursuant to which Seller will convey to Buyer ownership of the Acquired
Intellectual Property.

     "Inventory" is defined in Section 2.1(d).

     "Inventory Count" is defined in Section 4.2(c).

     "Inventory Date" is defined in Section 4.2(c).

     "Inventory Purchase Price" is defined in Section 4.1(a).

     "Inventory Service" is defined in Section 4.2(c).

      "Law" means any federal, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity.

     "Leasehold Improvements" is defined in Section 2.1(b).

     "Leases" means those leases listed as "Store Leases" on
Schedule 1.1(a) hereto.

     "Lenders' Consents" is defined in Section 11.5.

     "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "License Agreement" is defined in Section 13.4.

     "Lien" means any lien, charge, mortgage, option, security interest, restriction or other encumbrance affecting title.

     "Material Adverse Effect" means, any event, change, condition or matter that individually or in the aggregate results in or could reasonably be expected to result in a material adverse effect or change in the results of operations or condition (financial or otherwise) of the Store Properties in the aggregate or the Acquired Assets taken as a whole, other than
(A) general changes in the U.S. economy, (B) general changes in the industries in which Seller does business, or (C) changes arising from the announcement of the transaction contemplated hereby; provided, that in the event any reduction in the Cash Purchase Price occurs under Section 4.7 of this Agreement, the materiality of any matter, event, change or condition shall thereafter be evaluated by taking into account such reduction.

     "MEPPA" is the Multiemployer Pension Plan Amendments Act of
1980, as amended.

     "Non-Competition Period" is defined in Section 9.2(a).

     "Non-Lease Acquired Contracts" is defined in Section 5.9.

     "Order" means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Entity (in each such case whether preliminary or final).

     "Out of date or out of code" is defined in item 8(b) of
Schedule 4.2(b).

     "Owned Real Property" means Store Number 11 and all buildings, structures, fixtures, fittings, systems and other improvements located on such real property and all easements, privileges, licenses, rights of way, permits, riparian and other water rights, hereditaments, appurtenances and other rights pertaining to or accruing to the benefit of such owned real property (including all appurtenant rights in and to public streets, whether or not vacated) owned by Seller.

     "Parent" is defined in the introductory paragraph of this Agreement.

     "Parties" and "Party" are defined in the introductory paragraph of this Agreement.

     "Pending Claims" is defined in Section 16.3(h).

     "Periodic Taxes" is defined in Section 15.5.

     "Perishable Merchandise" means the following fresh products:
(a) meat, (b) produce, (c) bakery, (d) dairy and (e) deli.

     "Permits" is defined in Section 2.1(g).

     "Permitted Exceptions" means (a) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings (including any interest, penalties or additions to any such taxes or assessments), (b) mechanics', carriers', workmen's, repairmen's and other like Liens imposed by law arising or incurred in the ordinary course of business consistent with past practices from which Acquired Assets shall be free and clear at Closing, (c) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating a retail store in the manner such activities are conducted by Seller as of the date of this Agreement, (d) encumbrances consisting of zoning restrictions, easements and other restrictions on the use of any Store Property, provided that such items do not materially adversely impair the continued use and operation of such Store Property by Buyer in the same manner as such activities are conducted by Seller as of the date of this Agreement, (e) any laws, rules, regulations, statutes or ordinances affecting any Store Property which do not materially adversely impair the continued operation of such Store Property by Buyer in the same manner as such activities are conducted by Seller as of the date of this Agreement, (f) any utility company rights, easements and franchises and similar rights or easements granted to third parties for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Store Properties, provided that the same do not materially adversely affect the use of any Store Property in the same manner as such activities are conducted by Seller as of the date of this Agreement, (g) the Subleases, (h) rights of landlords under Leases, and (i) rights of secured lenders under mortgages or deeds of trust encumbering fee interests in leased property.

     "Person" means any individual, corporation, partnership, joint venture, trust, limited liability company, business association or other entity.

     "Prohibited Area" is defined in Section 9.2(a).

     "Proration Periods" is defined in Section 15.5.

     "Purchase Price Adjustment Escrow Agreement" means an agreement between Buyer, Seller and the Escrow Agent, entered into in accordance with Section 13.5.

     "Purchase Price Adjustment Escrow Amount" means One Million
Dollars ($1,000,000).

     "Qualifying Bid" is defined in Section 11.14(c).

     "Qualifying Bidder" is defined in Section 11.14(c).

     "Rainbow" is defined in the introductory paragraph of this Agreement.

     "Rainbow Financial Statements" is defined in Section 5.12.

     "Regulation" means any law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Entity.

     "Remaining Escrow Amount" is defined in Section 16.3(h).

     "Remediation Costs" is defined in Section 11.13.

     "Requisite Licenses" is defined in Section 11.9.

     "Retail Food Store" is defined in Section 9.2(a).

     "Rule" or "Rules" means the Federal Rules of Bankruptcy
Procedure.

     "Sale Hearing" means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated hereby.

     "Sale Motion" is defined in Section 7.10(b).

     "Sale Order" means the order of the Bankruptcy Court, substantially in the form of Annex III attached hereto, but in any event, in form and substance reasonably acceptable to Buyer and Seller, to be entered by the Bankruptcy Court pursuant to Sections 363, 365 and 1146(c) of the Bankruptcy Code: (a) approving this Agreement and the transactions contemplated hereby; (b) approving the sale of the Acquired Assets to Buyer free and clear of any and all Liens (other than Permitted Exceptions) pursuant to Section 363(f) of the Bankruptcy Code;
(c) approving the assumption and assignment to Buyer of the Acquired Contracts solely on the terms of such Acquired Contracts; (d) transferring and assigning the Acquired Contracts such that the Acquired Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing; (e) finding that Buyer is a good-faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code; (f) confirming that Buyer is acquiring the Acquired Assets free and clear of the Excluded Liabilities and providing for an injunction of the assertion and/or prosecution against the Buyer of the Excluded Liabilities;
(g) providing that under Section 1146(c) of the Bankruptcy Code there will be no transfer or similar tax incurred by either Seller or Buyer to the extent contemplated by Section 15.4 hereof; (h) providing that the provisions of Rules 6004(g) and 6006(d) of the Rules are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure; (i) subject to Section 17.3 hereof, retaining jurisdiction of the Bankruptcy Court to interpret and enforce the terms and provisions of this Agreement; and (j) authorizing and approving the results of the Auction.

     "Second Bid" is defined in Section 11.14(c).

     "Section 365 Deemed Consent" is defined in Section 2.3.

     "Seller" is defined in the introductory paragraph of this Agreement.

     "Seller Ancillary Agreements" is defined in Section 5.2.

     "Seller Benefit Plans" is defined in Section 5.13(a).

     "Seller's 401(k) Plan" is defined in Section 9.1(b).

     "Seller's Knowledge" (or any similar phrase) means the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule 1.1(b).

     "Seller's Medical Plan" is defined in Section 9.1(b).

     "Seller's Pension Plan" is defined in Section 9.1(b).

     "Seller's Pension Plan Withdrawal Obligations" is defined in
Section 9.1(a).

     "Specific Store Property Value Schedule" is defined in
Section 4.5.

     "Store Employees" is defined in Section 9.1(a).

     "Store Property" and "Store Properties" are defined in the recitals of this Agreement and includes the Owned Real Property and the property subject to the Leases.

     "Subleases" is defined in Section 2.1(i).

     "Subsequent Closing" is defined in Section 4.5.

     "Subsequent Closing Date" is defined in Section 4.5.

     "Supplies" is defined in Section 2.1(h).

      "Surveys" is defined in Section 11.11.

     "Tax" and "Taxes" means all federal, state, provincial, local and foreign taxes, including any income, alternative or minimum, business and occupation, gross receipts, disability, unemployment compensation, social security, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, wage, payroll, employment, excise, stamp, real and personal property, environmental or other tax of any type whatsoever, together with all interest, penalties and additions with respect thereto, whether disputed or not.

     "Tax Indemnitee" is defined in Section 15.3(c).

     "Tax Indemnitor" is defined in Section 15.3(c).

     "Tax Returns" means all federal, state, local and foreign tax returns, reports, forms, certificates and declarations of estimated tax reports, including attachments and schedules thereto or amendments thereof.

     "Third Party" means any Person other than Seller, Buyer or any of their respective Affiliates.

     "Third Party Claim" is defined in Section 16.4(a).

     "Title Commitments" is defined in Section 11.10.

     "Title Company" is defined in Section 11.10.

     "Title Defect" means any matter disclosed in the Title
Commitments and Surveys obtained by Buyer under Sections 11.10 and 11.11 hereof, other than Permitted Exceptions, which is objectionable to Buyer.

     "Title Policies" is defined in Section 11.10.

     "Trade Creditor Lien Order" has the same meaning as DIP
Order.

     "Trademarks" means trademarks, trade names, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining to the foregoing owned by Seller or an Affiliate of Seller or licensed to Seller or an Affiliate of Seller by any Person, any derivations of the foregoing, and all goodwill associated therewith.

     "Transaction Taxes" is defined in Section 15.4.

     "Transferred Employee(s)" means a Store Employee(s) who accepts an offer of employment from Buyer pursuant to Section
9.1(a) hereof.

     "Unassignable Contract" is defined in Section 2.3.

     "Union Contracts" means those collective bargaining agreements (and obligations thereunder) listed on Schedule
5.13(d) insofar as such agreements pertain to the Store
Employee(s).

     "Union Pension Plan" means a multiemployer pension plan as defined in Section 3(37) of ERISA that provides pension benefits to Store Employees.

     "Union Welfare Plan" means any health or welfare plan that provides health or welfare benefits to Store Employees pursuant to an obligation established under the Union Contracts.

     "WARN Act" is defined in Section 9.1(a).

     "Welfare Plan Withdrawal Obligations" is defined in Section
9.1(a).

     1.2 Interpretation. When a reference is made in this Agreement to a Section, Schedule, Annex or Exhibit, such reference shall be to a Section, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase
"without limitation." When used in this Agreement, the word "primarily" shall be deemed to be followed by the phrase "or exclusively." Unless otherwise indicated, all references to dollars refer to United States dollars. The Parties acknowledge that the Parties have participated in the drafting and preparation of this Agreement and the Ancillary Agreements and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of this Agreement or the Ancillary Agreements.

                            ARTICLE 2

              Purchase and Sale of Acquired Assets

     2.1 Acquired Assets Subject to Agreement. Effective as of the Closing and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller's right, title and interest in, to and under the Acquired Assets (as defined hereafter), as the same shall exist on the Closing Date. "Acquired Assets" shall mean the property described below (in each case, other than the Excluded Assets):

          (a) Acquired Contracts. All of Seller's interest in the Acquired Contracts (including the Union Contracts).

(b) Leasehold Improvements. The leasehold improvements owned by Seller that are situated in or on the Store Properties (the "Leasehold Improvements").
(c) Cash. All cash and cash equivalents of the Seller located at or on the Store Properties on the Closing Date ("Cash on Hand").
(d) Inventory. All saleable merchandise inventory located in or held for sale at the Store Properties on the Closing Date delivered to and held in the Store Properties in the ordinary course of business (collectively, the "Inventory"); excluding, however, the Excluded Inventory.
(e) Equipment. All of the machinery, equipment, point-of-sale equipment, front-end equipment, back-end equipment, shopping carts, tools, furniture, furnishings, fixtures, forklifts, construction in progress, spare parts, shelf tags, aisle markers, electronic surveillance equipment and other tangible personal property owned by Seller and located at the Store Properties together with all rights of Seller against the manufacturers and/or suppliers of such equipment (collectively, the "Equipment").
(f) Files and Records. All files, documents, papers, computer files and books and business records of Seller in any media to the extent the same relates to the Acquired Assets and the Assumed Liabilities located at the Store Properties (collectively the "Files and Records").
(g) Permits. All assignable permits, licenses, consents and authorizations, related to the operation of the Store Properties (collectively, the "Permits"). A list of the material permits and licenses related to the operation of the Store Properties is attached as Schedule 2.1(g).
(h)  Supplies.  All supplies located at the Store Properties (the
"Supplies").
(i) Subleases. All of Seller's interest in the leases and subleases listed on or referred to Schedule 2.1(i) pursuant to which Seller is providing retail space within Store Properties to unrelated third parties (the "Subleases").
(j) Intellectual Property and Trademarks. All Intellectual Property and Trademarks of the Seller relating to the name "Rainbow", "Rainbow Foods" or variations thereof (whether or not used in the operation of the Store Properties) described on
Schedule 2.1(j) (the "Acquired Intellectual Property").
(k) Claims. All rights of Seller to proceeds of claims under Seller's property insurance with respect to casualty losses occurring after execution of this Agreement and prior to Closing, except to the extent Seller has repaired, restored or rectified the damage which gave rise to such claim.
(l) Signs and Logos. All signs or personal property owned by Seller which contain any of the Acquired Intellectual Property (including, without limitation, the name (or trade derivative thereof) or logo of "Rainbow" or variations thereof), including all uniforms supplied to Seller's employees that contain or display any of the Acquired Intellectual Property.
(m)  Owned Real Property. The Owned Real Property.
     2.2 Excluded Assets. Buyer shall acquire from Seller only the Acquired Assets. Notwithstanding anything contained in Section
2.1 hereof to the contrary, the properties, assets and rights of Seller described below (the "Excluded Assets") are expressly excluded from the transactions contemplated by this Agreement and do not comprise the Acquired Assets being transferred:

          (a) Securities and Accounts. Certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities of any kind or nature.

(b) Accounts Receivable. All accounts receivable, notes receivable and other receivables with respect to the Acquired
Assets or the operation of the Store Properties attributable to the operation of the Store Properties that accrued prior to the Closing Date. In the event that after the Closing, Buyer receives any payment at any Store Property or otherwise in respect of any accounts receivable, notes receivable or other receivable that accrued prior to the Closing Date, Buyer shall segregate such payment from its own assets and shall promptly remit the same to Seller, without any deduction or set-off. Any such payment shall at all times remain the property of Seller, and Buyer acknowledges that it has no rights or interests with respect thereto.
(c) Excluded Inventory. All merchandise in the "excluded" categories identified in item 8 on Schedule 4.2(b) and quantities of any item of merchandise at any Store that are materially in excess of quantities customarily maintained in such Store in the ordinary course of business (all of the foregoing herein referred to as the "Excluded Inventory"). All Excluded Inventory will be removed by Seller from the Store Properties in accordance with
Schedule 4.2(b), and after the expiration of the period therein specified for Seller to remove the Excluded Inventory, Buyer shall have no responsibility therefor (provided that Buyer will not destroy or sell or otherwise dispose of the Excluded
Inventory). None of the Excluded Inventory will comprise any part of the Inventory to be acquired by Buyer hereunder and will be excluded from any Inventory Count.
(d) Tax Refunds and Insurance Claims. Rights to any (i) Tax refunds or credits for Tax periods (or portions thereof) ending prior to the Closing Date, and (ii) insurance claims or rights to payment arising with respect to the Acquired Assets on or before the Closing Date (provided, that the Acquired Assets shall include any such insurance claims transferred to Buyer pursuant to or described in Section 2.1(k) to the extent relating to damage to or destruction of any Acquired Assets occurring prior to the Closing Date and which has not, by that date, been repaired, restored or rectified by Seller).
(e) Records of Sale. All records prepared in connection with the sale of the Acquired Assets, including bids received from third parties and analyses relating to the Acquired Assets.
(f) Avoidance Actions. Any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Seller arising under chapter 5 of the Bankruptcy Code (an "Avoidance Action", and collectively the "Avoidance Actions")
(g)  Excluded Liabilities.  All rights related to the Excluded
Liabilities.
     2.3 Assignment of Contracts; Deemed Consents and Cures. For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents in respect of the assignment of any Acquired Contract if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, Seller is authorized to assume and assign Acquired Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code, any applicable cure cost has been satisfied by Buyer on behalf of Seller as provided in Section 3.3 hereof, and Buyer and Parent shall be deemed to have provided adequate assurance of future performance solely on the term of such Acquired Contracts under Section
365(f)(2) of the Bankruptcy Code (a "Section 365 Deemed
Consent").

                            ARTICLE 3

                    Assumption of Liabilities

     3.1 Assumption of Liabilities. On the Closing Date, Buyer shall assume, pay, perform and discharge when due the following liabilities, responsibilities and obligations relating to the Acquired Assets and the operation of the Store Properties.

          (a) Acquired Contracts. All of Seller's Liabilities, responsibilities and obligations under the Acquired Contracts accruing from and after the Closing Date and any Liabilities assumed by Buyer under Section 9.1 (the "Assumed Liabilities"); provided, that the Assumed Liabilities shall not in any event include any Liability or obligation attributable to or arising as a result of any breach, violation or non-performance of any Acquired Contract by Seller prior to the Closing Date, including, without limitation, any breach or violation arising as a result of the transactions contemplated by this Agreement.

(b) No Limitation On Claims. Nothing in this Section 3.1 shall be deemed to limit any claims or defenses Buyer may have against any party other than Seller. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Buyer or Seller as compared to the rights and remedies which such Third Party would have had against Seller absent the Chapter 11 Cases had Buyer not assumed such Assumed Liabilities.
     3.2 Excluded Liabilities. Buyer shall not assume or in any way be responsible for any Liability of, or incurred by or on behalf of, Seller other than the Assumed Liabilities (all such other Liabilities being referred to herein collectively as the "Excluded Liabilities"), regardless of whether such other
Liability is disclosed herein or on any Schedule hereto.

3.3 Cure Costs. To the extent that any Acquired Contract is subject to a cure (pursuant to Section 365 of the Bankruptcy Code and described in the Sale Order or any Order of the Bankruptcy Court relating to such cure liability), Seller shall be responsible for any such cure (in the aggregate, the "Cure Costs"); however, the Cure Costs shall be paid by Buyer and deducted from the amount payable to Seller at Closing.
                            ARTICLE 4

                          Consideration

     4.1  Consideration.

          (a) The consideration (subject to adjustment as provided in Section 4.7 below) to be paid by Buyer to Seller for the Acquired
Assets (the "Cash Purchase Price") shall be equal to:

               (i) cash in an amount equal to Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) (the "Asset Purchase Price"), subject to adjustment as provided in Section 4.5, plus

(ii) cash in an amount equal to the purchase price for the Inventory (the "Inventory Purchase Price") as determined in accordance with Section 4.2 and subject to adjustment as provided in Section 4.5, plus
(iii)     Cash On Hand, minus
(iv) the Cure Costs, minus
               (v)  the Delinquent Sales and Property Taxes.

          (b) As further consideration for the Acquired Assets, Buyer shall assume the Assumed Liabilities.

     4.2  Sale of the Inventory and Computation of the Inventory
Purchase Price.

          (a) Sale of Inventory. The legal title to the Inventory, except for any Excluded Inventory, shall be transferred to Buyer at Closing pursuant to this Agreement and the Bill of Sale.

(b) Inventory Purchase Price. The Inventory Purchase Price shall be the amount determined in accordance with the inventory procedures set forth on Schedule 4.2(b) hereto. Should there be any conflict or inconsistency between the provisions contained in this Agreement and the provisions of Schedule 4.2(b), the provisions of this Agreement shall control.
(c) Inventory Count. A physical count of the Inventory (other than the Excluded Inventory) shall be made by Buyer, Seller and an independent inventory service mutually agreed to by the Parties (the "Inventory Service") on dates mutually agreeable to Buyer and Seller on or as near as practicable to the day before the Closing Date. The Inventory Service shall make a physical accounting of the Inventory (the "Inventory Count") at each Store Property on and as of the date of the count (the "Inventory Date"), in accordance with mutually agreed upon instructions consistent with the inventory procedures set forth on Schedule 4.2(b). Both Parties shall have their respective representatives present and available during the Inventory Count. These representatives will attempt, in good faith, to resolve any disputes respecting quantity or pricing which may arise during the Inventory Count in accordance with Schedule 4.2(b). With respect to any Store Property for which the Inventory Date precedes the close of business on the day before the Closing Date, the Inventory Purchase Price shall be determined on the basis of the value of the Inventory (determined in accordance with Schedule 4.2(b)) determined during the Inventory Count, adjusted for sales and purchases of inventory between the Inventory Date and the Closing Date based on purchase and sales records of the Seller, as mutually agreed between Buyer and Seller. The value of the Inventory (as finally determined in accordance with Schedule 4.2(b) and the provisions of this
Section 4.2(c)) as of the Closing Date shall be the Inventory Purchase Price. Buyer and Seller shall each pay one half (1/2) of the cost of the Inventory Service and will be invoiced separately. Departments not inventoried by the Inventory Service shall be inventoried by appropriate store personnel, as specified on Schedule 4.2(b), at mutually agreed upon times and in the presence of representatives of Buyer and Seller.
(d) Inventory Count Documentation. The Inventory Service shall provide to each Party inventory extension documentation at the conclusion of the Inventory Count, which documentation shall be used by the Parties to calculate the Inventory Purchase Price.
(e) Inventory In Transit. Any inventory which is in transit but not received at the Store Properties on or prior to the Closing Date shall not constitute a part of the Acquired Assets hereunder.
     4.3  Payment of Cash Purchase Price.

          (a) Buyer shall pay the Estimated Cash Purchase Price (adjusted, if applicable, pursuant to Section 4.5 and/or 4.7), minus the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow
Amount (the "Closing Cash Amount") to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller.

(b) Buyer shall pay the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent at the Closing by wire transfer of immediately available funds in accordance with the terms of the Purchase Price Adjustment Escrow Agreement and the Indemnity Escrow Agreement.
     4.4 Allocation of Cash Payments. Prior to or at the Closing Date, the Parties shall agree to the allocation of the appropriate portions of the Cash Purchase Price, Assumed Liabilities and other relevant items (including, for example, adjustments to the Cash Purchase Price) among the Acquired
Assets, including goodwill and other assets, in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder and any comparable provisions of state or local law, as appropriate (the "Allocation"), which Allocation shall be binding upon the Parties and which will be attached to this Agreement as Schedule 4.4. Buyer and Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Allocation. Each Party shall furnish the other Party with such cooperation and existing information as is reasonably requested by the other Party in connection with the preparation of the Allocation described in this Section 4.4. Buyer and Seller covenant and agree that (i) neither Buyer nor Seller shall assert that this
Section 4.4 was not separately bargained for at arm's length and in good faith, and (ii) neither Buyer nor Seller will take any position before any Governmental Entity, in any judicial proceeding, or in any Tax Return that is in any way inconsistent with such Allocation unless otherwise required by Law.

4.5 Delayed Closing or Exclusion of Certain Stores. Notwithstanding anything to the contrary contained herein, in the event that, with respect to any Store Property, either (a) a
Section 365 Deemed Consent for such Store Property is not obtained on or before the Closing Date or (b) Buyer has not received an Environmental Report that complies with the condition set forth in Section 11.13, or (c) Buyer notifies Seller of a Title Defect then Buyer may elect, by written notice delivered to Seller on or prior to the Closing Date, to delay the Closing for such Store Property(ies), in which case the Closing shall occur as provided herein for all other Store Properties and the payment made by Buyer at the Closing shall be reduced by that portion of the Closing Cash Amount that otherwise would have been paid in respect of such Store Property(ies) (including the value as set forth on Schedule 4.5 (the "Specific Store Property Value Schedule") proportionately adjusted for any price reduction required by Section 4.7) for such Store Property(ies), the Inventory Purchase Price attributable to such Store Property(ies) and the amount of Cash on Hand with respect to such Store Property(ies). If a Section 365 Deemed Consent for such Store Property is obtained, and/or Buyer has received an Environmental Report complying with Section 11.13, and/or the Title Defect is cured, in any case on or before the sixtieth (60th) day after Closing Seller shall promptly notify Buyer of such Section 365 Deemed Consent, the receipt of the Environmental Report, or the curing of the Title Defect as the case may be, and the closing for such Store Property (the "Subsequent Closing") shall occur within two (2) Business Days (the "Subsequent Closing Date") following receipt of the Section 365 Deemed Consent, Buyer's receipt of an Environmental Report complying with Section 11.13 or the curing of the Title Defect. At the Subsequent Closing, Buyer agrees to pay to Seller by wire transfer of immediately available funds (i) the value of such Store Property as set forth on Schedule 4.5 (proportionately adjusted for any price reduction required by Section 4.7), (ii) the Inventory Purchase Price for such Store Property as calculated pursuant to Section 4.2 in a manner consistent with Schedule 4.2(b), and (iii) the Cash on Hand for such Store Property (with the Inventory Purchase Price and Cash on Hand being determined as of the close of business on the day preceding the Subsequent Closing), minus the Cure Costs applicable to such Store Property(ies) as set forth in Section
3.3. The Specific Store Value Schedule shall reflect the portion of the Asset Purchase Price to be deferred to the Subsequent Closing Date but does not reflect any agreement between the Parties as to the value of such Store Property on an individual basis. In the event a Section 365 Deemed Consent for such lease and/or an Environmental Report complying with Section 11.13 is not obtained or a Title Defect is not cured as provided above within 60 days after the Closing Date, Buyer or Seller may elect to terminate this Agreement with respect to such Store Property.
     4.6  Final Price Adjustment and Payment.

          (a) Within fifteen (15) Business Days after the Closing Date, or any Subsequent Closing Date, Seller shall deliver to Buyer a written statement of its final calculation of Cash On Hand and the Inventory Purchase Price. If Buyer disputes Seller's calculations, Buyer shall respond to Seller in writing within ten
(10) Business Days after receipt of Seller's calculation and provide a written statement of Buyer's calculation of Cash On
Hand and the Inventory Purchase Price. If Buyer and Seller are unable to agree on a final calculation of the Cash on Hand or the Inventory Purchase Price by the tenth Business Day after the Seller's receipt of Buyer's response to the proposed final calculation of Cash on Hand and Inventory Purchase Price, then either Party shall be entitled to submit the matter to the Bankruptcy Court for resolution of the dispute.

(b) When Cash On Hand and the Inventory Purchase Price are finally determined in accordance with this Article 4 (the
"Determination Date"), the Cash Purchase Price shall be determined and the Closing Cash Amount shall be adjusted as follows:
               (i) if the Estimated Cash Purchase Price is greater than the Cash Purchase Price (the "Estimated Excess Amount"), Buyer and
Seller shall direct the Escrow Agent to pay to Buyer from the Purchase Price Adjustment Escrow Amount the lesser of the
Estimated Excess Amount or the entire Purchase Price Adjustment
Escrow Amount; and if the Estimated Excess Amount is greater than the Purchase Price Adjustment Escrow Amount (such excess, the
"Estimated Excess Amount Shortfall"), Seller shall promptly, but in any event within five (5) Business Days after the Determination Date, pay to Buyer by wire transfer of immediately available funds, cash in an amount equal to such Estimated Excess
Shortfall Amount. If the Purchase Price Adjustment Escrow Amount is greater than the Estimated Excess Amount, Buyer and Seller shall instruct the Escrow Agent to pay such excess to the Seller promptly, but in any event within five (5) Business Days after the Determination Date, by wire transfer of immediately available funds; and

(ii) if the Cash Purchase Price is greater than the Estimated
Cash Purchase Price (the "Closing Excess Amount"), Buyer and
Seller shall instruct the Escrow Agent to pay the entire Purchase Price Adjustment Escrow Amount to the Seller promptly, but in any event within five (5) Business Days after the Determination Date, by wire transfer of immediately available funds, and if the Closing Excess Amount is greater than the Purchase Price
Adjustment Escrow Amount, the Buyer shall pay to Seller the amount of such excess, promptly, but in any event within five (5) Business Days after the Determination Date, by wire transfer of immediately available funds.
     4.7 Delay in Bankruptcy Court Approval. If this Agreement and the transactions contemplated hereby are not approved by the Bankruptcy Court, on or before June 11, 2003, and solely as a result of such delay the Closing does not take place on or before 2 Business Days after June 11, 2003 then the Asset Purchase Price will be reduced by an amount equal to $500,000 as of such date and on each successive one week anniversary thereafter for the next three weeks (being a total of four $500,000 reductions), and then by an amount equal to $1,000,000 on each successive one week anniversary thereafter for the next four weeks, up to a maximum adjustment under this Section 4.7 of $6,000,000 (prorated for any partial week).

                            ARTICLE 5

            Representations and Warranties of Seller

     Seller represents and warrants to Buyer as follows:

     5.1 Organization, Standing and Power. Fleming is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Rainbow is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has the requisite power and authority to own, lease, operate and transfer its properties, including the Acquired Assets, and to conduct the business conducted by the Store Properties as currently conducted.

5.2 Authority. Subject to any necessary authorization from the Bankruptcy Court, Seller has all corporate power and authority necessary to execute and deliver this Agreement and the Ancillary
Agreements to which it is or will be a party (the "Seller
Ancillary Agreements") and to consummate the transactions contemplated thereby and by this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been or by May 6, 2003 will have been duly authorized by all necessary corporate action, and the execution and performance of the Seller Ancillary Agreements by Seller will be authorized by all necessary corporate action prior to the Closing. This Agreement constitutes, and upon execution of each of the Seller Ancillary Agreements such agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors' rights and the application of general principles of equity.
5.3 No Breach or Conflict. Subject to any necessary authorization from the Bankruptcy Court and except as set forth on Schedule 5.3, neither the execution, delivery or performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) cause Seller to breach any material Law or Order that is applicable to the Store Properties, (b) conflict with or result in a violation of Seller's Certificate of Incorporation or Bylaws, (c) except as would not have a Material Adverse Effect, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Acquired Contract or (d) result in the creation of any material
Lien (other than a Permitted Exception), or, give to others any material interest or rights, in or with respect to any of the Acquired Assets.
5.4 Owned Real Property. Schedule 5.4 sets forth the address and description of the Owned Real Property. With respect to such Owned Real Property: (A) Seller has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens created by, through or under Seller, except Permitted Exceptions and except for Liens granted to Seller's prepetition and postpetition creditors pursuant to the DIP Order and the Trade Creditor Lien Order in connection with the Chapter 11 Cases which will not encumber the Acquired Assets after Closing; (B) except as set forth in Schedule 5.4, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;
and (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein created by, through or under Seller. Other than Store #11, Seller does not own the real estate comprising any of the Store Properties.
5.5  Leased Real Property.
          (a) Seller has delivered to Buyer a true and complete copy of each Lease and all amendments thereto, including, without limitation all superior leases. Seller is not a party to any oral real property leases with respect to the Store Properties.
With respect to each Lease (i) such Lease is valid, binding, enforceable and in full force and effect; (ii) to Seller's
Knowledge, except for matters resulting from the commencement of the Chapter 11 Cases, there are no material disputes with respect to such Lease except as set forth on Schedule 5.5(a); (iii) no security deposit or portion thereof deposited by Seller with respect to such Lease has been applied in respect of a breach or default by Seller under such Lease which has not been re-deposited in full; (iv) to Seller's Knowledge, no other party is in material breach or default under such Lease; and (v) except as set forth on Schedule 5.5(a), Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein, except for any Permitted
Exceptions and except for Liens granted to Seller's prepetition and postpetition creditors pursuant to the DIP Order and the Trade Creditor Lien Order in connection with the Chapter 11 Cases which will not encumber the Acquired Assets after Closing.

(b)  Except as set forth on Schedule 5.5(b), to Seller's
Knowledge, there are no pending condemnation or eminent domain proceedings with respect to any of the Store Properties.
(c) To Seller's Knowledge, the current use of, and the manner of operation of the Business at, the Store Properties does not violate in any material respect any instrument of record or agreement affecting any of the Store Properties (including, without limitation, any restrictions or limitations imposed under the Leases). To Seller's Knowledge there is no violation of any covenant, condition, restriction, easement, agreement or Order of any Governmental Entity having jurisdiction over the Store Properties that affects the use or occupancy thereof.
     5.6 Tangible Assets. All tangible Acquired Assets used in the operation of the Store Properties, whether owned or leased, are being transferred to Buyer "as is," "where is" and "with all faults."

5.7 Title to Assets. At the Closing, subject to entry of the Sale Order, Seller will convey to Buyer title to all of the Acquired Assets, free and clear of all Liens except the Permitted
Exceptions.
5.8  Claims, Litigation and Disputes.  Except as set forth on
Schedule 5.8, and except for actions, proceedings or investigations affecting the retail food merchandising industry in general, and except for the Chapter 11 Cases, there is no claim, litigation, action, grievance, arbitration or other legal proceeding at law or equity or before any Governmental Entity or, to Seller's Knowledge, threatened against Seller, adversely affecting (i) Seller's ability to perform its obligations hereunder, (ii) the rights granted under the Acquired Contracts, or (iii) the ownership, use, maintenance or operation of the Acquired Assets and the Store Properties by Seller, that in any such case if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect.
5.9  Non-Lease Acquired Contracts. Except as set forth in
Schedule 5.9, or except as would not have a Material Adverse
Effect, each Non-Lease Acquired Contract is valid, binding upon Seller and in full force and effect. The term "Non-Lease
Acquired Contract" means any Acquired Contract other than the Leases.
5.10 Compliance With Laws. Except as disclosed on Schedule 5.10, the Store Properties are in compliance with all Laws applicable to the Store Properties, except in any such case where the failure to be in compliance would not be deemed a Material
Adverse Effect. Seller has not received any written notice within the past twelve (12) months relating to any violations or any alleged violations or defaults under any applicable Law or Order, where the failure to cure could result in a Material
Adverse Effect.  The permits and licenses set forth on Schedule
2.1(g) constitute all material permits and licenses necessary to conduct the business of the Store Properties, as the same has heretofore been conducted, in compliance with applicable Laws.
5.11 Taxes.  Except as disclosed on Schedule 5.11:
          (a) To the extent that under applicable Law the failure of this representation to be true or correct could result in a Lien upon or claim against the Acquired Assets or in a claim against Buyer as transferee or owner of the Acquired Assets: (i) Seller has filed or has caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Acquired Assets and the operation of the Store Properties; (ii) all such Tax Returns accurately reflect all liabilities required to be reflected thereon; and (iii) all Taxes due and payable by Seller with respect to the Acquired Assets and the operation of the Store Properties as shown in such Tax Returns have been paid.

(b) To the extent that under applicable Law the failure of this representation to be true or correct could result in a Lien upon or claim against the Acquired Assets or in a claim against Buyer as transferee or owner of the Acquired Assets: (i) Seller has not requested or consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any Governmental Entity with respect to the Acquired Assets and the operation of the Store Properties; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Entity against Seller with respect to the Acquired Assets and the operation of the Store Properties and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Seller's Knowledge, threatened against or with respect to Seller with respect thereto; (iii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets; and (iv) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code or section 1146(c) of the Bankruptcy Code upon the transfer of the Acquired Assets to Buyer.
     5.12 Financial Statements and Related Matters. Seller has previously provided to Buyer copies of Seller's (a) unaudited income statements for each of the Store Properties for each of
(i) the fiscal years ended December 28, 2002 and December 29, 2001 and (ii) the twelve weeks ended March 22, 2003 (the "Income Statements"), and (b) the unaudited combined balance sheets and statements of income for Rainbow for each of the fiscal periods referred to in clauses (i) and (ii) of (a) above (the "Rainbow Financial Statements" and together with the Income Statements, the "Financial Information"). Subject to the last sentence of this Section 5.12, the Financial Information is accurate and complete in all material respects and is consistent with Seller's books and records (which, in turn, are accurate and complete in all material respects). The Financial Statements fairly present the results of operations of the Store Properties as of the dates and for the periods referred to therein. Notwithstanding the foregoing, the Store Properties only constitute a portion of the operations of Rainbow and a smaller portion of the consolidated operations of Seller, and, therefore, the Financial Information is based on the extensive use of allocations. Seller believes these allocations have been performed on a reasonable basis. In addition, Buyer has been made aware that Fleming is adjusting its books and records for the period ended December 28, 2002 to record an impairment charge to Rainbow's operations to reflect the current market value of the Store Properties in accordance with SFAS 144, which, if allocated to Rainbow's Financial Information, would result in a change to the Financial Information as a full write-down of goodwill and a partial write-down of its fixed assets.

5.13 Employees and Related Matters.
          (a) Schedule 5.13(a) sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of Employees (the "Seller Benefit Plans"). Seller has made available to Buyer true, complete and correct copies of the Seller Benefit Plan documents, summary plan descriptions and all related documents.

(b) Seller and each of its ERISA Affiliates is in compliance with COBRA except for such non-compliance as would not result in a Material Adverse Effect. Except as set forth on Schedule 5.13(b), neither Seller nor any of its ERISA Affiliates has any liability or potential liability for a partial or complete withdrawal (as defined in Sections 4205 and 4203 of ERISA) from any multiemployer plan (as defined in Section 3(37) of ERISA) or any liability or obligation under Section 4204 of ERISA under a Union Pension Plan which covers the Store Employees.
(c) Schedule 5.13(c) sets forth a complete and correct list of all Employees, including their position, hire date and current salary or hourly rate.
(d) Except as set forth on Schedule 5.13(d), (i) none of the Employees are represented by a labor union or labor organization;
(ii) Seller is not subject and is not a party to any collective bargaining agreement or relationship covering any Employee; (iii) there are (and for the past 18 months have been) no labor strikes, slowdowns, work stoppages or lockouts currently pending or, to Seller's Knowledge, threatened against Seller with respect to any Employees; (iv) to Seller's Knowledge, there is not presently and during the 12 months preceding the date of this Agreement there have not been any labor union organizational or decertification campaigns by or directed at any Employees, and no other question concerning representation exists; (v) there is no unfair practice charge or complaint pending against or affecting Seller or, to Seller's Knowledge, threatened before the National Labor Relations Board or any other Governmental Entity; and (vi) there is no material grievance pending against or involving
Seller with respect to any Employees.
(e) Except as would not have a Material Adverse Effect, Seller is in compliance with all applicable Laws and Contracts respecting labor relations, employment practices and terms of employment.
(f) To Seller's Knowledge, the rates of wages and benefits paid by Seller to its Employees with respect to the Store Properties in each of the markets in which such Store Properties are located are competitive with the rates of wages and benefits paid by any of Cub Foods, Byerly's or Lunds to employees in such market.
     5.14 Environmental Matters.  Except as otherwise disclosed on
Schedule 5.14:

          (a) Seller has obtained all permits, licenses and other authorizations required under all applicable Environmental Laws to operate the Store Properties as they are currently being operated, except for such permits, licenses or authorizations, the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has conducted its operations of the Store Properties in compliance with all applicable Environmental Laws, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect.
(c) To Seller's Knowledge, within the last 24 months: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order under any Environmental Law has been issued to or filed with respect to any of the Store Properties, and (ii) no investigation or review is pending or threatened by any Governmental Entity under any applicable Environmental Law in connection with Seller's operation of the Store Properties.
(d) Seller has not generated, used, stored or disposed of Hazardous Substances on any of the Store Properties in a manner that will give rise to any material liability under Environmental Laws.
(e) To Seller's Knowledge, Seller has not generated, stored or disposed of Hazardous Substances on any of the Store Properties in a manner that is likely to limit the ability of Buyer to operate the Store Properties as they are currently being operated by Seller.
(f) To Seller's Knowledge, none of the Store Properties has been designated, restricted or investigated by any Governmental Entity as a result of the actual or suspected presence of Hazardous Substances, and Seller is not aware of any basis for any such designation, restriction or investigation.
     5.15 Brokerage Fees. Except for Morgan Stanley & Co. Incorporated, whose fee will be paid by Seller pursuant to a separate agreement, no Person acting on behalf of Seller is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement.

5.16 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY OTHER EXPRESS OR
IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE STORE PROPERTIES, THE ACQUIRED ASSETS (INCLUDING THE VALUE, CONDITION
OR USE OF ANY ACQUIRED ASSET) OR OTHERWISE WITH RESPECT TO ANY
OTHER INFORMATION PROVIDED TO BUYER OR PARENT, WHETHER ON BEHALF
OF SELLER OR ITS AFFILIATES, INCLUDING AS TO (A) MERCHANTABILITY
OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION
OF THE STORE PROPERTIES BY BUYER AFTER THE CLOSING IN ANY MANNER,
OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP,
USE OR OPERATION OF THE ACQUIRED ASSETS BY BUYER OR PARENT AFTER
THE CLOSING. Seller makes no representations or warranties with respect to any estimates, projections, forecasts or forward-looking information provided to Buyer or Parent. There is no assurance that any estimated, projected or forecasted results will be achieved. Except to the extent of the representations and warranties made in this Agreement and the Ancillary
Agreements, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Parent or any other Person resulting from the distribution to Buyer or Parent, or Buyer's or Parent's use of, any such information, including any information, document or material made available to Buyer or Parent in "data rooms," management presentations, functional "break out" discussions, site visits, responses to questions submitted by or on behalf of Buyer or Parent, whether orally or in writing, or in any other form in expectation of the transactions contemplated by this Agreement.
5.17 Recent Events. Except as described in the attached Schedule 5.17, since April 1, 2003, the Store Properties have not experienced any change that has had or would reasonably be expected to have a Material Adverse Effect. Since December 28,
2002, without limiting the generality of the foregoing, except as described on Schedule 5.17 the Seller has not (with respect to the Store Properties):
          (a) mortgaged, pledged or subjected to any Lien any of the Acquired Assets (including the Owned Real Property), other than Permitted Exceptions and Liens granted to Seller's prepetition and postpetition lenders pursuant to the DIP Order and the Trade Creditor Lien Order, which Liens will not encumber the Acquired Assets after Closing;

(b)  sold, leased, transferred or assigned any of its assets, except pursuant to this Agreement, other than sales of Inventory in the ordinary course of business and sales of Equipment in the ordinary course of business and consistent with customary practice in the industry;
(c)  entered into, amended, modified, waived, extended, renewed or terminated any Acquired Contract other than in the ordinary course of business;
(d)  suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights to any Acquired Asset;
(e)  merged or consolidated with, or purchased substantially all of the stock or assets of, or otherwise acquired, any
corporation, partnership, association or other business
organization or entity or division thereof;
(f) acquired or received Inventory or Equipment except in the ordinary course of business; or
(g)  committed to any of the foregoing.
     5.18 Inventory. The Inventory is saleable, merchantable and not out of date or out of code, and none of it is damaged, or defective, except for individual items to be excluded from the Inventory pursuant to the procedures described on Schedule 4.2(b)
..

5.19 Cure Amounts. To Seller's Knowledge, Schedule 5.19 attached hereto sets forth the Cure Costs to be satisfied for purposes of Seller's assumption and assignment to Buyer of the Acquired Contracts under section 365 of the Bankruptcy Code and the Delinquent Sales and Property Taxes.
5.20 Intellectual Property.   Schedule 2.2(j) sets forth a
complete and correct list of all Intellectual Property and Trademarks owned by, registered in the name of or used by Seller or any Affiliate in the conduct of the Business at the Store Properties. Except as set forth on Schedule 5.20, Seller owns the rights to use, in the Business at the Store Properties, all of the Acquired Intellectual Property, including but not limited to the name "Rainbow," and any variations thereof, free and clear of all Liens other than Permitted Encumbrances and Liens granted to Seller's prepetition and postpetition creditors pursuant to the DIP Order and the Trade Creditor Lien Order in connection with the Chapter 11 Cases which will not encumber the Acquired Assets after Closing, and the use of the Acquired Intellectual Property in the conduct of the Business, as currently conducted, does not conflict with the rights of others in any manner.
Except as set forth in Schedule 5.20, there are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense any of the Acquired Intellectual Property. Seller has not received any notice or claim that any of the Acquired Intellectual Property infringes upon or conflicts with the rights of any other person. Except as set forth in Schedule 5.20, to Seller's Knowledge there is no infringement or violation by any other person of the Seller's rights in any of the Acquired Intellectual Property. Other than the Acquired Intellectual Property, there is, to Seller's Knowledge, no trademark, trade name, service mark or similar Intellectual Property used in the Business that is material to the conduct of the Business in substantially the manner in which it has heretofore been conducted.
5.21 Governmental and Regulatory Consents and Approvals. Other than required approval under the HSR Act and by the Bankruptcy Court, there is no Governmental Entity that must consent to the execution, delivery or performance of this Agreement by Seller, except where the failure to obtain any such consent of such Governmental Entity would not have a Material Adverse Effect or would not materially adversely effect the ability of Seller to consummate the transactions contemplated hereby.
5.22 All Necessary Assets. Except for the Excluded Assets and any Contracts other than the Acquired Contracts, the Acquired Assets comprise all of those assets (real, personal, tangible and intangible) used in connection with the ownership and operation of the Store Properties and required to enable Buyer to own and operate the Store Properties in the same manner as operated by and conducted by Seller prior to and as of the Closing Date.
5.23 Accuracy and Completeness of Information Furnished. No representation or warranty of Seller contained in this Agreement contains or will contain as of the date such representation and warranty is made or other document has been, is or will be furnished, any untrue statement of a material fact or omitted, omits, or will omit to state as of the date such representation or warranty is made or such document is or will be furnished, any material fact which is necessary not to make the statement contained herein or therein not misleading.
                            ARTICLE 6

             Representations and Warranties of Buyer

     Buyer and Parent, jointly and severally, represent and warrant to Seller as follows:

     6.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Buyer has the requisite power and authority to conduct its business as currently conducted and as contemplated by this Agreement, and to own, lease, operate or hold the Acquired Assets and to conduct the operations of the Store Properties. Buyer is duly qualified or registered and in good standing in the State of Wisconsin and will, at or prior to Closing become duly qualified or registered and in good standing in the State of Minnesota.

6.2 Authority. Each of Buyer and Parent has all corporate power and authority necessary to execute this Agreement and the Ancillary Agreements to which it is or will be a party (the "Buyer Ancillary Agreements") and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and Parent, as the case may be, and the execution and performance of the Buyer Ancillary Agreements by Buyer and Parent, as the case may be, will be authorized by all necessary corporate action prior to Closing. This Agreement constitutes, and upon execution each of the Buyer Ancillary Agreements will constitute, valid and binding obligations of each of Buyer and Parent, as applicable, enforceable against them in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors' rights and the application of general principles of equity.
6.3 No Breach or Conflict. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and consummation of the transactions contemplated thereby and by this Agreement will not (a) cause Buyer or Parent to breach any Law or Order, (b) conflict with or result in a violation of the Articles of Incorporation or Bylaws of Buyer or Parent, or (c) conflict with or result in a material breach of any of the terms, conditions or provisions of any Contract or Permit to which Buyer or Parent is a party or by which it may be bound, or constitute a default thereunder, which breach, conflict, default or creation would materially affect Buyer's or Parent's ability to perform its obligations hereunder or under the Buyer Ancillary Agreements or result in a claim against Seller.
6.4 Third-Party Consents. Other than required approval of the Bankruptcy Court and under the HSR Act and the Lenders' Consents referred to in Section 11.5, each Person or Governmental Entity whose consent to Buyer's or Parent's execution, delivery or performance of this Agreement and the Buyer Ancillary Agreements is legally or contractually required has given such consent.
6.5 Claims, Litigation and Disputes. Except for actions, proceedings or investigations affecting the retail food merchandising industry in general, there is no claim or litigation or investigative proceeding pending or, to the knowledge of Buyer or Parent, threatened against Buyer or Parent which would materially affect Buyer's or Parent's ability to perform its obligations hereunder and under the Buyer Ancillary Agreements.
6.6 Financing. Subject to the receipt of the Lenders' Consent, Buyer and Parent collectively have adequate cash on hand or available funding through credit facilities to enable Buyer to pay the Cash Purchase Price.
6.7 Brokerage Fees. No Person or other entity acting on behalf of Buyer or Parent is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement or the Buyer Ancillary Agreements.
6.8 Buyer's Investigation. Each of Buyer and Parent represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and hereby acknowledges that it has conducted an investigation of the physical plants of the Store Properties which investigation included evaluation of the condition and performance of such physical plants. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that it is accepting the Acquired Assets in their present condition and location and with their present operating capabilities. Each of Buyer and Parent acknowledges that Seller makes no warranty, express or implied, as to the condition of the Acquired Assets except as expressly set forth in this Agreement. Neither Buyer nor Parent has relied upon, and Seller shall not be liable for or bound in any manner by, any express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations or opinions pertaining to the Store Properties or the Acquired Assets, except as may be contained in this Agreement, the Ancillary Agreements, and certificates and other instruments and documents delivered hereunder.
                            ARTICLE 7

                       Seller's Covenants

     Except and to the extent Buyer may otherwise permit in writing, Seller covenants and agrees as follows:

     7.1 Access and Right of Inspection. Between the date of this Agreement and the Closing Date, Seller shall give to Buyer, Parent, their respective officers, agents, employees, counsel, accountants and other representatives, reasonable access to the Store Properties and, to the extent permitted by Law, Seller shall furnish to Buyer and Parent such nonproprietary, nonconfidential information related to the Store Properties as Buyer or Parent shall from time to time reasonably request for the purposes of preparing for the transition of the Store Properties from Seller to Buyer and Seller's initial proposal for Estimated Inventory Purchase Price and Estimated Cash On Hand; provided, however, that any such investigation shall be conducted
(a) during normal business hours, (b) in such a manner as not to interfere with the operation of the Store Properties by Seller and (c) with respect to any physical inspection of any Store Property, after giving at least one (1) Business Day notice to Seller. Notwithstanding the foregoing, neither Buyer nor Parent will contact any employee, customer or supplier of Seller with respect to this Agreement without the prior written consent of Seller. Prior to the Closing Date, each of Buyer and Parent shall have the right to make a physical inspection of each Store Property, to make a market analysis of each Store Property, and to make inquiries to Governmental Entities and other appropriate parties for purposes of its due diligence review. In addition, prior to the Closing Date, each of Buyer and Parent may, at its expense, conduct Phase I environmental assessments of each of the Store Properties, and any report regarding such Phase I environmental assessment shall contain a statement that the report was prepared for the benefit of, and may be relied upon by Seller, Buyer and Parent (and to the extent the reports of the Phase I investigations recommend or suggest further testing, such further testing as may be so recommended or suggested). Such inspections shall be conducted so as not to unreasonably interfere with the use of each Store Property by Seller. Each of Buyer and Parent agrees to repair any material damage to each Store Property due to such inspection and to indemnify and hold Seller harmless of and from any claim for physical damages or physical injuries arising from Buyer's or Parent's inspection of each Store Property, and notwithstanding anything to the contrary in this Agreement, such obligations to repair and to indemnify shall survive Closing or any termination of this Agreement.

7.2  Conduct of Business Pending Closing.  Except as described on
Schedule 7.2, until the Closing, Seller shall continue to operate the Store Properties substantially in the manner as heretofore conducted. Without limiting the scope of the foregoing, Seller shall:
          (a) Use, preserve and maintain the Acquired Assets on a basis consistent with past practice and all applicable Laws and shall use commercially reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having business relationships with it and promote the ordinary and smooth transition of the Store Properties and the Acquired Assets to Buyer;

(b) Continue to maintain the insurance covering the Acquired Assets in effect as of the date of this Agreement;
(c) Pay all debts and obligations incurred by it in the operation of the Store Properties in the ordinary course of business consistent with Seller's practice since April 1, 2003;
(d) Not commit any act or omit to do any act, nor permit any act or omission to act, which may cause a material breach of any of the Acquired Contracts;
(e)  Not amend or terminate any Acquired Contract;
(f) Maintain its books, accounts and records with respect to the Acquired Assets and the Store Properties in the usual manner and on a basis consistent with past practice;
(g) Not enter into any agreement or agreements for the sale of a material amount of any of the Acquired Assets, except for sales of Equipment provided that, unless such item of Equipment is no longer necessary for the operation of the Store Properties, any item of Equipment sold shall be replaced with an item of Equipment of like value and quality;
(h) Not, without prior consent of Buyer, grant any raises to Employees, except (i) in the ordinary course of business and in accordance with past practices, (ii) the raises or bonuses set forth on Schedule 7.2(h), or (iii) raises, bonuses or other fringe benefits provided under the Fleming Companies, Inc. Rainbow Stay Bonus Program adopted by Seller (subject to approval of the Bankruptcy Court) to retain and ensure the good faith assistance and cooperation through the Closing Date of certain Employees who are key associates of Rainbow or who provide support services to Rainbow; and
(i) Maintain the quantities and mix of Inventory at each Store Property in a manner consistent with past practice.
     7.3  Third-Party Notices, Consents and Certificates.

          (a) Seller shall give all notices to Governmental Entities and any other Person required to be given by it under the Acquired
Contracts or otherwise in connection with the transactions contemplated hereby. Seller agrees to use commercially reasonable efforts to obtain an estoppel certificate from each respective landlord of the Store Properties (the "Estoppel
Certificates," in a form to be provided by Buyer, reasonably acceptable to Seller). Buyer will cooperate in good faith with Seller, and will provide reasonable assistance to Seller in a timely manner, with respect to the matters described in this
Section 7.3.

(b) At such time following the execution of this Agreement as Buyer and Seller shall reasonably determine, Seller shall file or cause to be filed, with filing fees split evenly between Seller and Buyer, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and Regulations promulgated thereunder with respect to the transactions contemplated hereby. Seller shall consult with Buyer as to the appropriate time of filing such notifications and shall use commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
     7.4 Title Insurance and Surveys. Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in Sections 11.10 and 11.11 of this Agreement, within the time periods set forth therein, including without limitation taking such steps as may reasonably be required, which do not cause Seller to incur any out-of-pocket expense or obligation to incur out-of-pocket expense, to remove any Liens which are not Permitted Exceptions. Seller shall provide the Title Company with any affidavit, indemnity or other assurances reasonably requested by the Title Company to issue the Title Policies.

7.5   Commercially Reasonable Efforts; Further Assurances.
Seller shall execute such documents and use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, to put Buyer in actual possession and operating control of the Acquired Assets, to effectuate, record or perfect the transfer of the Acquired Assets to Buyer, to confirm the title of the Acquired Assets in Buyer and to assist Buyer in exercising rights relating thereto), and to make all filings with and give all notices to Third Parties which may be necessary or required in order to effectuate the transactions contemplated hereby. Seller shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Articles 10 and 11 of this Agreement.
     7.6  Notification of Certain Matters; Schedules.

          (a) Seller shall give notice to Buyer of (i) the occurrence of any event known to Seller that would be likely to cause either
(A) any representation or warranty of Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) directly or indirectly, any Material Adverse Effect on Seller, or (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder or (iii) the receipt of any Bid and shall deliver all written Bids to Buyer immediately upon receipt thereof. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.6(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules contemplated hereby, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice

(b)  Seller shall add Buyer and Buyer's counsel to Seller's
"special notice list" and otherwise provide notice to Buyer of all matters that are required to be served on Seller's creditors pursuant to the Bankruptcy Code and Rules.
(c) Buyer and Seller acknowledge that certain of the representations and warranties of Seller affirmatively require that Seller list certain factual information on the Schedules attached hereto. Seller shall be permitted to update such Disclosure Schedules. Such additional disclosures or updates by Seller pursuant to this Section 7.6(c), shall be deemed to amend or supplement the Disclosure Schedules attached hereto and the representations and warranties to which they pertain, unless such updates reflect changes having or that are likely to have a Material Adverse Effect.
     7.7 Removal of Equipment. Seller agrees that it will not remove any of the Equipment from the Store Properties prior to the Closing Date.

7.8  Access; Audit Cooperation.  Buyer shall, for a period of seven years from the Closing Date, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to
Seller, all books and records of Seller relating to the Acquired
Assets (including, without limitation, the Store Properties and the Acquired Intellectual Property).  Seller shall retain and preserve all such books and records for such seven-year period.
Seller may discard or destroy any such books or records, provided that Seller shall so notify Buyer and allow Buyer, within 30 days of such notification, to elect to take possession of such books and records.  Buyer may request that Seller make copies of (and
Seller shall make copies of) all such materials requested by the
Buyer at any time on or after the Closing Date.  To the extent
Buyer is required to obtain an audit of the financial statements of the Business for periods prior to the Closing Date (for which
Buyer will bear all costs and expenses), Seller will cooperate with Buyer and its auditors to facilitate such an audit, as
reasonably requested by Buyer.
7.9   Confidentiality.  Seller acknowledges that as of the
Closing Date all Confidential Information shall become the
property of Buyer.  Seller agrees that, without the prior written consent of Buyer, Seller shall not disclose or permit to be
disclosed to any Person, or utilize for its own account or permit to be utilized by any Person, at any time, any Confidential
Information after the Closing, or prior to the Closing, except as
provided in the last sentence of this Section 7.9.   Seller shall
take all appropriate steps to safeguard all such Confidential
Information and to protect it against disclosure, misuse, espionage, loss and theft. As soon as practicable after the Closing Date, Seller shall promptly deliver to Buyer all copies and embodiments, in whatever form, of all such Confidential
Information in Seller's possession or within its control, irrespective of the location or form of such material and, if requested by Buyer, shall provide Buyer with written confirmation that all such materials have been delivered to Buyer. In the event Seller or any of its Affiliates is required to disclose any such Confidential Information pursuant to applicable law, Sellers shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law. Provided, nothing contained herein shall prohibit Seller from disclosing Confidential Information to a bona fide prospective Qualified Bidder in connection with the sale process described in the Bidding Procedures Order.
7.10 Bankruptcy Actions.
          (a) As soon as practicable after the execution of this Agreement (and in no event later than 2 Business Day(s) thereafter), Seller will use commercially reasonable efforts to obtain the entry of:
(i) the Bidding Procedures Order as soon as practicable and no later than May 19, 2003 or within 2 Business Days thereafter; and
(ii) the Sale Order as soon as practicable and no later than June
4, 2003 or within 2 Business Days thereafter.

(b) On or before entry of the Bidding Procedures Order, Seller shall file with the Bankruptcy Court a motion to approve the transaction contemplated hereby (the "Sale Motion"), which motion shall seek the Bankruptcy Court's approval of this Agreement, Seller's performance under this Agreement and the assumption and the assignment of the Acquired Contracts solely on the terms of such Acquired Contracts. Contemporaneously with the filing of the Sale Motion, Seller shall provide appropriate notice of the hearing on the Sale Motion as is required by the Bankruptcy Code and Rules to all parties entitled to notice including, but not limited to, all parties to the Acquired Contracts and all applicable taxing and environmental authorities.
(c) On or before entry of the Bidding Procedures Order, Seller shall file with the Bankruptcy Court a motion (which may be included in the Sale Motion) for an order authorizing the assumption and assignment, pursuant to Section 365 of the Bankruptcy Code, of the Acquired Contracts (the "Assignment Motion"). The Acquired Contracts shall be identified (by the date of the Acquired Contract (if available), the non-debtor party to the Acquired Contract and the address of such party) on an exhibit to the Assignment Motion. Such exhibit shall set forth the amounts necessary to cure any defaults under any Acquired Contracts as determined by Seller based on Seller's books and records. Seller shall, at the written direction of Buyer delivered any time prior to the Sale Hearing, remove any Acquired Contracts, other than the Leases, from the exhibit. In cases in which Seller is unable to establish that a default exists, the relevant cure amount shall be $0.00. Not later than 25 days prior to the hearing to consider the Assignment Motion, Buyer and Parent shall provide such financial and other information regarding Buyer and Parent as necessary to establish Buyer's adequate assurances of future performance under the Acquired Contracts (within the meaning of Section 365(f)(2) of the Bankruptcy Code) in a form and content capable of being included in the Assignment Motion, which shall include Parent's agreement to guaranty Buyer's obligations under the Assumed Liabilities, provided, if the information to establish Buyer's adequate assurances of future performances requires Buyer or Parent to provide any financial information that is not otherwise publicly available, Buyer may seek a protective order from the Bankruptcy Court to protect the confidentiality of the information. The Assignment Motion also shall provide for an objection deadline thereto whereby any non-debtor party to an Acquired Contract or Lease, who fails to object to the cure amount set forth in the Assignment Motion for its respective Acquired Contract or Lease, prior to such objection deadline, shall be forever bound by the cure amount provided in the Assignment Motion.
(d) Seller will provide Buyer with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Seller prior to the filing thereof in the Chapter 11 Cases. All motions, applications and supporting papers prepared by Seller and relating (directly or indirectly), in Buyer's good faith determination, to the transactions contemplated by this Agreement (including forms of orders and notices to interested parties) must be acceptable in form and substance to Buyer, in its reasonable discretion.
     7.11 Exclusivity; No Solicitation of Transactions. Seller represents that, other than the transactions contemplated by this Agreement, Seller is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, or other disposition of all or any material part of the Acquired Assets. Prior to the entry of the Bidding Procedures Order on the Bankruptcy Court's docket, no Seller shall, directly or indirectly, (i) solicit or negotiate any Acquisition Proposal, regardless of whether such offer was unsolicited participate in any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing, (ii) execute an Acquisition Proposal, or (iii) except as provided in this Agreement, seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated in this Agreement. Subsequent to the entry of the Bidding Procedures Order on the Bankruptcy Court's docket, Seller shall not, directly or indirectly, including through any officer, director, employee, agent, professional or advisor, solicit any Acquisition Proposal (other than as expressly permitted under the Bidding Procedures Order) or participate in any negotiations with respect to any Acquisition Proposal; provided, however, that after entry of the Bidding Procedures Order on the Bankruptcy Court's docket, nothing herein shall preclude Seller from taking any action in the Chapter 11 Cases seeking to sell, pursuant to a Qualifying Bid in connection with the Auction process established in the Bidding Procedures Order, the Acquired Assets. From the date of the issuance of the Sale Order and until the Closing Date and provided that Buyer is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, no Seller or any of its Affiliates shall negotiate or consummate any transaction involving an Acquisition Proposal.

7.12 Other Bids. Buyer acknowledges that pursuant to the Bidding Procedures Order, and after (but in no case before) entry of the Bidding Procedures Order, Seller may solicit bids ("Bids") from other prospective purchasers (collectively, the "Bidders") for the sale of all or substantially all of the Acquired Assets, on terms and conditions substantially the same in all respects to this Agreement and in accordance with the procedures set forth in the Bidding Procedures Order.
                            ARTICLE 8

                  Covenants of Buyer and Parent

     Except and to the extent Seller may otherwise permit in writing, Buyer covenants and agrees as follows and Parent covenants and agrees as follows and guarantees Buyer's performance pursuant to this Article 8:

     8.1 Adequate Assurances. Not later than 25 days prior to the hearing to consider the Assignment Motion, Buyer and Parent shall provide, in form and content capable of being included in the Assignment Motion, such financial and other information regarding Buyer and Parent as is reasonably necessary to provide adequate assurance of future performance under Section 365(b) of the Bankruptcy Code, which shall include Parent's agreement to guaranty Buyer's obligation under the Assumed Liabilities, provided, if the information to establish Buyer's adequate assurances of future performances requires Buyer or Parent to provide any financial information that is not otherwise publicly available, Buyer may seek a protective order from the Bankruptcy Court to protect the confidentiality of the information.

8.2 Hart-Scott-Rodino. At such time following execution of this Agreement as Buyer and Seller shall reasonably determine in its reasonable discretion, Buyer shall file or cause to be filed, with filing fees split evenly between Seller and Buyer, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and Regulations promulgated thereunder with respect to the transactions contemplated hereby. Buyer shall consult with Seller as to the appropriate time of filing such notifications and shall use their commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
8.3 Discharge of Assumed Liabilities. From and after the Closing Date, Buyer shall pay, perform and discharge the Assumed Liabilities as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Seller to be satisfied or performed after the Closing Date under the Acquired Contracts.
8.4 Lenders' Consents. Promptly after the execution of this Agreement, Parent will take all appropriate steps to obtain the Lenders' Consents, and will use commercially reasonable efforts to obtain the same as soon as practical.
8.5 Access. Seller shall, for a period of seven years from the Closing Date, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to Buyer, all books and records relating to the operation of the Store Properties prior to the Closing. Buyer shall retain and preserve all such books and records for such seven-year period. Buyer may discard or destroy any such books or records, provided that Buyer shall so notify Seller and allow Seller, within 30 days of such notification, to elect to take possession of such books and records.
8.6 Commercially Reasonable Efforts; Further Assurances. Each of Buyer and Parent shall execute such documents and use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto. Each of Buyer and Parent shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Articles 10 and 11 of this Agreement.
8.7 Conditions. Buyer and Parent will notify Seller immediately after obtaining actual knowledge of (i) any event or circumstance which constitutes or may constitute a Material Adverse Effect, or
(ii) any event or circumstance that may, if not remedied, result in an inability to satisfy any of the conditions specified in Sections 11.10, 11.11 or 11.13 hereof. Such notice will specify the nature of such event or circumstance and the actions proposed by Buyer and Parent to remedy the same. Buyer and Parent shall be deemed to have waived the conditions set forth in Sections 11.10, 11.11 and 11.13 on May 30, 2003 except with respect to specific events or circumstances reflected on title commitments, surveys or Environmental Reports, as the case may be, which Buyer has received and of which Buyer has, on or prior to that date, provided the notice contemplated hereby.
                            ARTICLE 9

                      Additional Agreements

     9.1  Employees of Seller in the Store Properties.

          (a) Store Employees. Buyer will make applications available to the store-level Employees of the Store Properties within a reasonable period of time after the date hereof but in no event within later than twenty (20) days prior to the Closing Date.
Buyer shall (i) not later than seven (7) days prior to the Closing Date, offer to employ each of the store-level Employees of each Store Property for positions of employment at such Store
Property upon terms that are the substantial equivalent of the terms under which such Store Employees were employed by Seller
(including participation of union Employees in the Union Pension
Plan and Union Welfare Plans), and (ii) offer to rehire any former Employee of the Store Properties who has the right under USERRA to return to the employment of Seller (or an Affiliate of Seller) at the time required by USERRA. As to such former employees, Buyer shall be obligated to retain them on a recall list through the period they retain said recall rights and if a vacancy occurs, recall these employees in accordance with their recall rights as provided in any applicable collective bargaining agreement. All Employees and former Employees to whom Buyer offers employment pursuant to this Section 9.1(a) are referred to collectively as the "Store Employees." Buyer agrees and Seller acknowledges that such offers of employment shall be made in compliance with Buyer's policies and procedures and all applicable Laws. All obligations and liabilities pertaining to the Store Employees arising or accruing or relating to any period of time prior to the Closing Date, including wages, salaries, earned vacations, employee benefits, self-insured retentions and deductibles, severance payments, withholding and reporting obligations, all Laws relating to the employment of labor and the employer's share of payroll or other employment taxes and other obligations (collectively, the "Employee Obligations"), but excluding Seller's obligations under the Union Contracts relating to (i) withdrawal liability as described in Sections 4203 or 4205 of ERISA ("Seller's Pension Plan Withdrawal Obligations") under any Union Pension Plan which is a Multiemployer Pension Plan as defined in Section 414(f) of the Code and which is subject to the Multiemployer Pension Plan Amendments Act of 1980 as amended
("MEPPA"), (ii) any liability resulting from the termination of participation by Store Employees in any Union Welfare Benefit
Plan, as defined in Section 3(1) of ERISA, established pursuant to the Union Contracts (such obligations are referred to as the "Welfare Plan Withdrawal Obligations") and (iii) obligations to make contributions to the Union Pension Plans which arise after the Closing Date but which may relate to service prior to the Closing Date shall be the obligation of Seller. Seller will indemnify Buyer and Parent and their Affiliates against any and all Employee Obligations, including any liability or obligation arising under the Worker Adjustment and Retraining Notification
Act, 29 U.S.C. Section 2101, et seq., or its Wisconsin or
Minnesota counterpart (collectively, the "WARN Act"), except to the extent of any liability under the WARN Act that arises by reason of Buyer's failure to fulfill its obligations under this
Section 9.1(a).  Seller shall deliver to Buyer on the Closing
Date a list of any former Employee of the Store Properties who may have the right under USERRA to return to the employment of Seller or any Affiliate of Seller.

(b) Seller's Benefit Plans. Effective as of the Closing Date, the Store Employees shall cease to participate in Seller's
Benefit Plans unless such participation is otherwise required to continue by Law. In this regard, the Store Employees shall cease to accrue any future benefits under the Fleming Pension Plan (the
"Seller's Pension Plan") and the Fleming 401(k) Plan ("Seller's
401(k) Plan") as of the Closing, except to the extent required by USERRA or other applicable law. Subject to the limitations of the Bankruptcy Code, benefits will be paid to the Store Employees in accordance with the terms of Seller's Pension Plan, and Buyer and Parent shall have no liability or obligation whatsoever for any such benefits or otherwise in connection with Seller's
Pension Plan. With regard to the Seller's 401(k) Plan, Seller and Buyer shall take any and all actions as may be necessary to permit Transferred Employees to elect to receive distributions from the Seller's 401(k) Plan (other than participant loans) that may be rolled over into Buyer's 401(k) Plan ("Buyer's 401(k)
Plan") at the election of the participant. Pending the transfer of the accounts of the Store Employees from Seller's 401(k) Plan to Buyer's 401(k) Plan, Buyer agrees that it will do any and all things reasonably required to cause payroll deductions to be made from the wages of Transferred Employees who have participant loans from the Seller's 401(k) Plan and to transfer such withheld amounts to the Seller's 401(k) Plan to prevent an event of default with respect to such loans. Further, Buyer agrees that, for store-level Employees, it will recognize all employment service with Seller for purposes of Buyer's Employee Benefit
Plans, as such term is defined in Section 3(3) of ERISA ("Buyer's
Benefit Plans"); provided, however, that recognition of employment service by Buyer shall only be for purposes of determining eligibility and vesting under Buyer's Benefit Plans, and shall not require recognition for amount of benefits under any defined benefit plan maintained by Buyer (including, without limitation, vacation pay accrual). Effective as of the Closing
Date, Buyer shall provide group health and medical benefits under the terms of the group health and medical plans maintained by Buyer for its other similarly-situated employees (the "Buyer's
Medical Plans") with respect to those Store Employees who become
Transferred Employees (other than union Employees, who shall be entitled to continue their participation in the Union Welfare
Plans). Effective as of the Closing, claims incurred for covered medical services rendered or otherwise arising prior to the Closing for the Store Employees under Seller's Medical Plan (the
"Seller's Medical Plan") will be the sole responsibility of Seller, and any covered claims incurred for medical services rendered or otherwise arising on or after the Closing under Buyer's Medical Plan on behalf of any Transferred Employees will be the sole responsibility of Buyer.
(c) MEPPA Liability. Due to the transactions contemplated by this Agreement, it is possible that either a complete or partial withdrawal by the Seller from a Union Pension Plan could occur as provided under MEPPA. However, the parties hereto intend that pursuant to Section 4204 of ERISA that there shall not occur either a complete or partial withdrawal of Seller due solely to the transactions contemplated by this Agreement. Accordingly, it is the intent of the parties hereto to prevent such withdrawal from occurring, and Buyer and Seller agree as follows:
               (i) Buyer agrees to assume the Union Contracts and to perform all obligations which would otherwise have been required to be performed by Seller under such Union Contracts, including by example and not by limitation, Seller's Pension Plan Withdrawal
Obligations and Welfare Plan Withdrawal Obligations (in each case to the extent the same are apportioned, in the manner provided by applicable ERISA rules and regulations, or by the labor unions which sponsor such Union Pension Plans and Union Welfare Plans, to the business operations represented by Store Properties), only to the extent applicable to Store Employees who are employed by Buyer; provided, however, that Buyer shall not assume any liability for any violation by Seller of any Union Contract prior to the Closing Date;

(ii) Buyer will have the obligation to contribute to any Union Pension Plan established or maintained under the Union Contracts with respect to the operations of the Store Properties for substantially the same number of contribution base units for which the Seller had an obligation to contribute to any such
Union Pension Plan;
(iii) Buyer agrees to provide to the Union Pension Plan for a period of five Plan years commencing with the first plan year beginning after the consummation of the sale of assets contemplated by this Agreement, a bond issued by a corporate surety company that is an acceptable surety for purposes of
Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Union Pension
Plan in an amount equal to the greater of (a) the average annual contributions required to be made by the Seller with respect to the operations under the Union Pension Plan for the three plan years preceding the plan year in which the sale of assets contemplated under this Agreement occurred, or (b) the annual contribution that the Seller was required to make with respect to the operations under the Union Pension Plan for the last plan year before the plan year in which the sale of the assets
occurred; which bond or escrow shall be paid to the Union Pension Plan if the Buyer withdraws from the Union Pension Plan or fails to make a contribution to the Union Pension Plan when due at any time during the first five plan years beginning after the sale of the assets contemplated under this Agreement. Provided, however, that without reducing Buyer's obligations under this Agreement, if the Buyer withdraws in a complete withdrawal or a partial withdrawal with respect to operations under the Union Pension
Plan during such first five plan years, the Seller is secondarily liable for any withdrawal liability it would have had to the
Union Pension Plan with respect to the operations (but for the application of Section 4204 of ERISA) if the liability of the Purchaser with respect to the Union Pension Plan is not paid. Notwithstanding the foregoing, Buyer shall be entitled to the benefit of any provisions of ERISA or the rules and regulations promulgated thereunder (specifically sections 4204.11 et seq. of the regulations of the Pension Benefit Guaranty Corporation)
which provide relief from the foregoing bond and escrow
requirements upon the satisfaction of any net worth, net income or other similar requirements, and Seller will cooperate with
Buyer in providing notice to the Union Pension Plan, as required for that purpose.
          (d) COBRA Indemnification and Information. Subject to the limitations of the Bankruptcy Code, Seller shall be responsible for providing continuation coverage in compliance with the requirements of COBRA with respect to any and all M&A Qualified Beneficiaries as defined in Treas. Reg. Section 54.4980B-9 Q&A 4(a) with respect to Seller's Medical Plans as a result of the
transactions  contemplated  by this Agreement.   Subject  to  the
limitations of the Bankruptcy Code, Seller shall pay and shall assume, indemnify, defend, and hold harmless Buyer from and
against   and  in  respect  of  any  and  all  losses,   damages,
liabilities, taxes, and sanctions that arise under COBRA and the Code, interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith, and in seeking indemnification therefor, in any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Buyer or Parent or their Affiliates arising by reason of or relating to any failure of Seller to comply with the continuation of health care coverage requirements imposed by COBRA, to all Persons who qualify as "M&A qualified beneficiaries" with respect to the transactions contemplated by this Agreement under 26 C.F.R. 54.4980B-9. As between Seller, on the one hand, and Buyer and Parent on the other hand, Buyer and Parent shall have no liability under COBRA or related provisions of the Code other than for Store Employees who are employed by Buyer and whose employment with Buyer is terminated after the Closing Date but shall have such liability with respect to any Store Employee whose employment terminates after the Closing Date.

(e) No Third Party Beneficiaries. The obligations of Seller and Buyer hereunder relating to the Store Employees are for the sole benefit of either Seller or Buyer, and no inference should be drawn that any Store Employee is a beneficiary of any of the terms, provisions and obligations hereunder; and the ability to enforce the obligations of Seller and/or Buyer hereunder with respect to such Store Employees shall be the right of either Seller or Buyer, as applicable, but not any Store Employee.
(f) Vacation and Paid Time Off. On or before the Closing Date, Seller shall pay to each Store Employee the dollar value of any unused vacation for employment service.
     9.2  Non-Competition.

          (a) As a condition to entering into this Agreement, Seller hereby agrees, and shall cause its Affiliates to agree, not to (and to cause its Affiliates not to) own, operate, or control, directly or indirectly, any retail supermarkets or pharmacies (a "Retail Food Store"), other than Retail Food Stores currently owned by Seller or any Affiliate of Seller which Retail Food
Stores are not part of the Acquired Assets, within a radius of three (3) miles of any of the Store Properties (the "Prohibited Area") for five (5) years following the Closing Date (the "Non-Competition Period"); provided, however, Seller or its Affiliates may acquire and operate a Retail Food Store in the Prohibited
Area (i) through judicial or administrative process from a retail grocery store owner/operator indebted to Seller or an Affiliate of Seller, (ii) through assignment in lieu of judicial or administrative process from a retail grocery store owner/operator indebted to Seller or an Affiliate of Seller, or (iii) by the exercise of a right of first refusal or similar right of acquisition of a retail grocery store from a retail grocery store owner/operator; provided, further, that this Section 9.2 shall not prohibit Seller or its Affiliates from owning and operating limited assortment retail stores, including without limitation the stores currently owned and operated by Seller under the name yes!LESSr, nor shall it prohibit the operation of any stores owned by third parties and operated by them under franchise or license agreements with Seller or any of its Affiliates.

(b) Seller agrees that the Non-Competition Period, and the territorial restrictions of the Prohibited Area and other provisions and restrictions set forth above, are necessary to protect Buyer in the use and employment of the goodwill associated with the Store Properties and the Acquired Assets.
(c) During the Non-Competition Period, Seller shall not (i) induce or attempt to induce any employee of Buyer or any of its Affiliates employed at any Store Property to leave the employ of Buyer or any of its Affiliates, or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee thereof, (ii) hire directly or through another entity any individual employed at any Store Property by Buyer or any of its Affiliates at any time within the then preceding six (6) months (provided, this restriction will not apply to any employee that was terminated by Buyer), or (iii) induce or attempt to induce any supplier, licensee or other business relation of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any such supplier, licensee or business relation and Buyer or any of its Affiliates (including, without limitation, making any negative statements or communications concerning Buyer or any of its Affiliates).
(d) Seller agrees that damages cannot compensate Buyer in the event of a violation of the above restrictive covenants, and that in such event injunctive relief shall be essential for the protection of Buyer. Accordingly, Seller agrees and consents that, in the event any of said restrictive covenants shall be violated or breached, Buyer shall be entitled to obtain injunctive relief upon proper showing against the party or parties violating such covenants, upon due notice, in addition to such further or other relief as may appertain at equity or law and without the posting of any security or bond. Procurement of such an injunction by Buyer shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Buyer has at law or in equity. No waiver of any breach of violation hereof shall be implied from forbearance or failure by Buyer to take action thereon. Seller agrees that, if any provision hereof shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement with all other provisions remaining in full force and effect, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, further, that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, Seller agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought.
(e) Buyer acknowledges and agrees that Seller and its Affiliates conduct wholesale distribution operations and that the provisions of this Section 9.2 do not apply to Seller's or its Affiliates' ownership and operation of such wholesale distribution business.
     9.3  Estoppel Certificate and Permits.

          (a) Seller shall prepare (with input from Buyer) and use commercially reasonable efforts to obtain an Estoppel Certificate from each respective landlord of the Store Properties.

(b) At the request of Buyer from time to time, Seller hereby agrees to use all commercially reasonable efforts at Buyer's cost and expense to assist Buyer in obtaining the Permits that are required for Buyer's ownership and operation (including maintenance and repairs) of the Store Properties following the date of this Agreement. If requested by Buyer, Seller agrees to cooperate with Buyer at Buyer's cost and expense in connection with Buyer's attempt to obtain liquor licenses for the Store Properties.
     9.4 Parent's Guaranty. Parent hereby guarantees the full, prompt and complete performance by Buyer of each and every obligation of Buyer under this Agreement and the Buyer Ancillary Agreements.

     9.5 Transition Services Agreement. If Buyer so requests, Seller will negotiate in good faith with Buyer regarding the terms upon which Seller will provide certain logistics services to Buyer in connection with the distribution of products to the Store Properties on a transitional basis after the Closing Date, at Buyer's expense.

                           ARTICLE 10

               Conditions to Seller's Obligations

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless waived by Seller in writing:

     10.1 Buyer's and Parent's Representations and Warranties. Each representation and warranty made by each of Buyer and Parent in
Article 6 hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date, other than representations and warranties made as of a specific date, which shall be true and correct as of such specific date.

10.2 Buyer's and Parent's Covenants. Each of Buyer and Parent shall have performed and complied, in all material respects, with all of the covenants set forth herein which are to be performed or complied with by it before or as of the Closing Date.
10.3 Buyer's and Parent's Deliveries. Each of Buyer and Parent, as applicable, shall have executed and delivered to Seller the Buyer Ancillary Agreements and other documents and items referred to in Article 14 hereof.
10.4 No Proceedings. No action, suit or proceeding which has a reasonable likelihood of success is pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.
10.5 HSR Act. The waiting period under the HSR Act shall have expired with no objection from the Federal Trade Commission or the Anti-Trust Division of the United Sates Department of Justice.
10.6 Bankruptcy Court Approval. The Sale Order shall have been entered by the Bankruptcy Court.
     10.7 Seller's Board Approval.   Seller's Boards of Directors
shall have approved the transactions contemplated by this Agreement no later than May 6, 2003.

                           ARTICLE 11

         Conditions to Buyer's and Parent's Obligations

     The obligation of each of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless waived by Buyer in writing:

     11.1 Seller's Representations and Warranties. Each representation and warranty made by Seller in Article 5 hereof shall be true and correct in all respects on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date other than (i) representations and warranties made as of a specific date, which shall be true and correct as of such specific date and (ii) any breach of a representation or warranty that has not resulted in a Material Adverse Effect.

11.2 Seller's Covenants. Seller shall have performed and complied in all material respects with all of the covenants set forth herein which are to be performed by or complied with by it before or as of the Closing Date.
11.3 Schedules.  No change or update to the Schedules pursuant to
Section 7.6(c) shall reflect a Material Adverse Effect.
11.4 Seller's Deliveries. Seller shall have executed and delivered to Buyer the Seller Ancillary Agreements and other documents referred to in Article 13 hereof.
11.5 Lender's Consents. By May 16, 2003 Parent shall have obtained consent from its lender(s) to the consummation by Buyer of the transactions contemplated herein ("Lenders' Consents").
11.6 Excess Delayed Stores. The provisions of Section 4.5 shall not be in effect to delay the Closing for any more than twelve
(12) of the Store Properties.
11.7 No Proceedings. No action, suit or proceeding which has a reasonable likelihood of success is pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or the Ancillary Agreements.
11.8 HSR Act. The waiting period under the HSR Act shall have expired with no objection from the Federal Trade Commission in the Anti-Trust Division of the United States Department of Justice.
11.9 Permits. Buyer shall be reasonably satisfied that, as of the Closing Date, it shall have obtained with respect to each of the Store Properties the "Requisite Licenses" (as defined below) required to operate such Store Property substantially in the manner in which it has heretofore been operated, in compliance with applicable Laws; provided, that this condition will be deemed fulfilled if Buyer has the Requisite Licenses for no fewer than 24 Store Properties in the aggregate. "Requisite Licenses" for any Store Property means (i) the pharmacy permits and licenses required to operate the pharmacy in such Store Property (where applicable) and (ii) at least two of the (x) liquor, (y) food stamp and (z) "WIC" licenses or permits required to operate such Store Property.
11.10 Title Insurance. Buyer shall have obtained a commitment for an ALTA Owner's Title Insurance Policy 1992 Form (or other form of policy acceptable to Buyer) for the Owned Real Property and, at its election, each Leased Real Property, issued by a title insurance company satisfactory to Buyer (the "Title Company"), together with a copy of all documents referenced therein (the "Title Commitments"). At Closing, Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of the Title Commitments or a pro forma of the Title Policies) in accordance with the Title Commitments, insuring Buyer's fee simple title to the Owned Real Property and, at Buyer's election, its leasehold interest in each leased Store Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from the Seller through the date of recording, subject to no Title Defect, in such amount as Buyer reasonably determines to be the value of the Store Property insured thereunder (the "Title Policies"). Each of the Title Policies shall have the creditor's rights exception deleted, and shall include an extended coverage endorsement (insuring over the general or standard exceptions), and, with respect to the Owned Property, ATLA Form 3.1 zoning ( with parking and loading docks) and all other endorsements reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer. Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies. Any failure to satisfy the condition herein with respect to one or more, but not all, of the Store Properties shall not result in a termination of this Agreement or the Parties' obligations, but shall result in the application of Section 4.5 hereof with respect to the affected Store Property.
11.11 Surveys. Buyer shall have obtained a survey for the Owned Real Property and, at its election, each leased Store Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14 15 and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer's lender and the Title Company, in a form satisfactory to each of such parties (the "Surveys"). The Surveys shall not disclose any Title Defect unless the Title Company will issue a further assurance endorsement with respect to such defect, insured over to Buyer's reasonable satisfaction prior to the Closing. Buyer shall pay all fees, costs and expenses with respect to the Surveys. Any failure to satisfy the condition herein with respect to one or more, but not all of the Store Properties shall not result in a termination of this Agreement or the Parties' obligations, but shall result in the application of Section 4.5 hereof with respect to the affected Store Property.
11.12 FIRPTA Affidavit. Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Cash Purchase Price thereunder (the "FIRPTA Affidavit").
11.13 Environmental Reports. Buyer shall have received reports of a Phase I environmental assessment and compliance review (and, if requested by Buyer or its lenders, a Phase II or other more extensive environmental assessment and compliance review) with respect to each of the Store Properties (each, an "Environmental Report" and collectively, the "Environmental Reports") which Environmental Reports do not indicate the presence or probable presence of any conditions or circumstances at such Store Property (i) that constitute material violations of any Environmental Law, (ii) that would interfere with the use or expansion (as currently contemplated by Buyer) of the Store Property for its current or similar use, (iii) that would impair the value of the property for its current or any similar use, or
(iv) that impose any liability or obligation for any remediation, repair, upgrade or alteration of the property ("Remediation Costs") having a reasonably anticipated cost in excess of Two Hundred Thousand Dollars ($200,000.00); provided, however, that if all anticipated Remediation Costs relating to the Store Properties in the aggregate exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), then this clause (iv) shall thereafter be applied without regard to the $200,000 threshold amount. The Environmental Reports shall be obtained at the Buyer's sole cost and expense. Any failure to satisfy the condition herein with respect to one or more, but not all of the Store Properties shall not result in a termination of this Agreement or the Parties' obligations, but shall result in the application of Section 4.5 hereof with respect to the affected Store Property.
     11.14     Bankruptcy Condition.

          (a) The Bidding Procedures Order shall have been entered by the Bankruptcy Court as soon as practicable and no later than May 21, 2003. The Sale Order shall have been entered by the Bankruptcy
Court as soon as practicable and no later than August 6, 2003 .

(b) The Sale Order, in substantially the form attached hereto as Annex III, shall approve and authorize the sale of the Acquired
Assets, the results of the Auction, and the assumption and assignment of the Acquired Contracts and the Acquired Contracts shall have been actually assumed and assigned to Buyer such that, subject only to payment by Buyer of the Cure Costs, the Acquired
Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, any defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.
(c)  The Bidding Procedures Order shall provide:
               (i) Upon the date Seller consummates an Acquisition Proposal, Seller shall immediately pay to Buyer (in immediately available cash via wire transfer to an account designated by Buyer), a breakup fee equal to $3,000,000 (the "Breakup Fee"); Seller shall pay the Break-Up Fee from any proceeds of the Acquisition
Proposal prior to the attachment thereto of any lien, claim, encumbrance or interest whatsoever;

(ii) If the transactions contemplated hereby are not consummated for any reason other than the material breach by Buyer of this Agreement or the failure of Parent to obtain the Lender's
Consent, Seller shall immediately pay to Buyer (in immediately available cash via wire transfer to an account designated by Buyer) an amount equal to the reasonable costs and out-of-pocket expenses incurred by Buyer in connection with its legal, environmental, accounting and business due diligence, the securing of any necessary Lenders' Consents, and the preparation and negotiation of this Agreement (including, without limitation, the reasonable costs and expenses associated with Section 8.2) up to a maximum of $1,500,000 (the "Expense Reimbursement");
pursuant to section 364(c)(1) of the Bankruptcy Code, the Buyer shall have a superpriority administrative expense claim (which claim shall be senior to any and all claims of any creditors of or holders of equity in the Debtors, including, without limitation, the Debtors' prepetition and postpetition senior secured lenders, trade lien claims, and reclamation claimants) for the Expense Reimbursement;
(iii) That Seller is authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Buyer pursuant to this Agreement (including, without limitation, the Breakup Fee and Expense Reimbursement) and that such amounts shall be payable from the proceeds of the Acquisition Proposal;
(iv) No party submitting any other offer to purchase the Acquired Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup fee, bid protection, or termination or similar fee or payment;
(v) Prior to receipt by a prospective Bidder of any information (including, but not limited to, business and financial information and access to representatives of Seller) from Seller, each such Bidder will be required to execute an appropriate confidentiality agreement and deliver evidence reasonably satisfactory to Seller establishing such potential Bidders' financial capability to timely consummate a purchase of the all the Acquired Assets;
(vi) Each Bidder shall submit an executed asset purchase agreement, substantially similar to this Agreement, along with any other bid package requirements to Seller, and place into escrow a cash deposit of no less than $4,000,000. The foregoing must be completed at least two (2) Business Days prior to the Auction;
(vii) A Bid will not be considered by Seller as qualified for the Auction (a "Qualifying Bid") unless such Bid is greater than the sum of the Estimated Cash Purchase Price plus the amount of the Breakup Fee and the Expense Reimbursement, plus Five Million Dollars ($5,000,000), and such Bid satisfies the requirements set forth in immediately preceding subparagraphs (v) and (vi). The bidder of any such Qualifying Bid is a "Qualified Bidder";
(viii) Seller shall conduct the Auction on the date immediately prior to the date of the Sale Hearing, regardless of whether it receives any Qualifying Bids;
(ix) Only Qualified Bidders and Buyer may participate in the Auction;
(x) The Estimated Cash Purchase Price offered by Buyer herein shall be deemed to be the opening Bid at the Auction. The Bid subsequent thereto must be a Qualifying Bid (the "Second Bid").
All Bids after the Second Bid must be submitted by a Qualified Bidder and must be for an amount not less than $250,000 higher than any previous Bid;
(xi) Buyer shall have the right to submit additional Bids;
(xii) At the Auction, Seller shall have the right to select the highest and best Bid from Buyer and any Qualified Bidder (the "Highest and Best Bid"), which will be determined by considering, among other things: (i) the number, type and nature of any changes to this asset purchase agreement requested by each Bidder; (ii) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Seller of such modifications or delay; (iii) the total and net consideration to be received by Seller; (iv) the likelihood of the Bidder's ability to close a transaction and the timing thereof; and (v) the net benefit to Seller's estate, taking into account Buyer's rights to the Breakup Fee and Expense Reimbursement;
(xiii) During the Auction, all Bids must be solicited and submitted in the presence of all other Qualified Bidders (who have not affirmatively left the Auction); and
(xiv) Buyer shall have standing to contest the Highest and Best Bid selected by Seller.
     11.15 Service of Notice. The Parties intend to consummate the transactions contemplated herein as soon as practicable after the entry of the Sale Order, whether or not it has become a Final Order. No notice of this provision or waiver of any other condition to Closing need be given, it being the intention of the parties hereto that Buyer shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of Final Orders.

11.16 Cure Costs. If a cure obligation (pursuant to Section 365 of the Bankruptcy Code) is not set forth on Schedule 5.19, or if any Acquired Contract is subject to a cure in excess of the amount set forth next to such Acquired Contract on Schedule 5.19, Seller shall have paid the amount of such cure or the excess of such cure over the amount set forth on Schedule 5.19 or shall have agreed in form and substance satisfactory to Buyer that such additional cure obligations shall reduce the Asset Purchase Price.
                           ARTICLE 12

                     Closing and Termination

     12.1 Closing.

          (a) A closing (the "Closing") shall be held on the later of (i) the third business day following full satisfaction or due waiver of the last to occur of the closing conditions set forth in Articles 10 and 11 hereof (other than those to be satisfied at the Closing) and (ii) the first business day following the entry of the Sale Order, or on such other date as is mutually acceptable to Buyer and Seller. The Closing will take place at the offices of McAfee & Taft A Professional Corporation located at Tenth Floor, Two Leadership Square, 211 North Robinson,
Oklahoma City, Oklahoma 73102, at 10:00 a.m. Oklahoma City,
Oklahoma time on such date. The date on which the Closing occurs is referred to herein as the "Closing Date."

(b) Seller and Buyer shall meet on the date preceding the Closing Date at the offices of McAfee & Taft A Professional Corporation to conduct a pre-Closing at which all deliveries to be made at Closing will be reviewed by the Parties and placed in escrow. At 11:59 p.m. in the jurisdiction in which the corresponding Store Property operates on the date preceding the Closing Date, Seller shall terminate its operation of such Store Property. At 12:01 a.m. in the jurisdiction in which such Store Property operates on the Closing Date, Buyer shall take possession of the Store Property and the transfer of the Acquired Assets and Store Properties shall be effective as of such time. At 10:00 a.m. on the Closing Date Oklahoma City, Oklahoma time, all instruments and payments held in escrow shall be distributed and disbursed to Seller and Buyer, and the Closing shall be consummated.
(c) At Closing the Parties will prorate all items of income and expense with respect to the Acquired Assets as of the date of Closing. Such items will include, without limitation, rent, deposits, taxes and common area maintenance and similar charges under the Leases, amounts payable under other Acquired Contracts and property taxes. To the extent the amounts of such items cannot be ascertained as of Closing the parties will reasonably estimate the same, based on historical experience and in anticipated current year adjustments. The result of such prorations shall be reflected in a net credit or debit to the parties at Closing as appropriate.
     12.2 Termination. This Agreement (and the transactions contemplated hereby) may not be terminated except as follows:

          (a)  Upon the mutual written consent of Seller and Buyer;

(b) By Seller, if (i) Buyer is in material breach of this Agreement, and (ii) such breach has not been cured within 10 days following the delivery of written notice thereof to Buyer;
(c) By Buyer, if (i) Seller is in material breach of this Agreement, and (ii) such breach has not been cured within 10 days following the delivery of written notice thereof to Seller;
(d) By Buyer if the Lenders' Consents have not been obtained prior to May 16, 2003;
(e) By Buyer or Seller, if the Bankruptcy Court has entered the Sale Order but the Closing has not occurred on or before August 6, 2003, provided the terminating party is not in material breach of its obligations hereunder;
(f) By Seller or Buyer, if the Bankruptcy Court denies either the Sale Motion or the Bidding Procedures Motion.
     12.3 Breakup Fee and Expense Reimbursement.

          (a) After the Bankruptcy Court enters the Bidding Procedures Order and upon the date Seller consummates an Acquisition
Proposal, Seller shall immediately pay (in cash) to Buyer the Breakup Fee and the Expense Reimbursement; provided, however, Buyer shall not be entitled to the Breakup Fee or Expense
Reimbursement if this Agreement is terminated under Sections
12.2(b) or 12.2(d) of this Agreement.

(b) If the transactions contemplated hereby are not consummated for any reason, other than the termination of this Agreement under Sections 12.2(b) or 12.2(d), Seller shall immediately upon termination of this Agreement pay (in cash) to Buyer the Expense Reimbursement.
(c) Seller's obligation to pay the Breakup Fee and the Expense Reimbursement pursuant to this Section 12.3 shall survive termination of this Agreement and shall be paid from the proceeds received by Seller from the Sale of the Acquired Assets pursuant to the Acquisition Proposal prior to the attachment thereto of any lien, claim, encumbrance or interest whatsoever, and with respect to the Expense Reimbursement, pursuant to section 364(c)(1) of the Bankruptcy Code, the Buyer shall have a superpriority administrative expense claim (which claim shall be senior to any and all claims of any creditors of or holders of equity in the Debtors, including, without limitation, the Debtors' prepetition and postpetition senior secured lenders, trade lien claims, and reclamation claimants).
     12.4 Effect of Termination.

          (a)  Upon the termination of this Agreement in accordance with
Section 12.2 hereof, and except as set forth in Section 12.3 and
Section 12.4(b) below, the Parties shall be relieved of any further obligations or liability under this Agreement other than in the case of termination of this Agreement prior to the Closing
(i) confidentiality obligations contained in Section 17.12, (ii) the expense allocation provisions under Section 17.1, (iii) the arbitration provisions of Section 17.3, and (iv) obligations for breaches of this Agreement occurring prior to such termination.

(b) Notwithstanding anything to the contrary contained herein, the provisions of this Section 12.3, Article 15 and Article 16 shall survive any termination of this Agreement.
                           ARTICLE 13

                 Seller's Deliveries at Closing

     At Closing, Seller shall deliver the following to Buyer:

     13.1 Bring-Down Certificate. A bring-down certificate executed by an executive officer of Seller certifying that the conditions specified in Sections 11.1 and 11.2 have been satisfied.

13.2 Secretary's Certificate. A certificate executed on behalf of Seller by Seller's Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller's execution, delivery and performance of this Agreement, accompanied by appropriate certificates of Governmental Entities evidencing the organization of such party and its due qualification in each state in which the Store Properties are located.
13.3 Seller Ancillary Agreements. The Seller Ancillary Agreements duly executed by Seller.
13.4 License Agreement.   A License Agreement, in a form mutually
acceptable to the Parties and their counsel, , pursuant to which Buyer will license the name "Rainbow" and variations thereof back to Seller on a non-exclusive, non-transferable, non-licensable and royalty-free basis for the limited purpose of operating retail grocery stores outside of the States of Minnesota and Wisconsin, and for a limited period of time following the Closing, within such states (the "License Agreement").
13.5 Indemnity Escrow Agreement and Purchase Price Adjustment Escrow Agreement. An indemnity Escrow Agreement and a Purchase Price Adjustment Escrow Agreement, each on terms mutually acceptable to the Parties and their counsel.
     13.6 Real Estate.

          (a) the Estoppel Certificates (to the extent same are obtained on or prior to the Closing Date; and

(b)  the FIRPTA Affidavit.
                           ARTICLE 14

           Buyer's and Parent's Deliveries at Closing

     At Closing, Buyer and Parent shall deliver the following to Seller and Escrow Agent:

     14.1 Cash Payment. Buyer shall deliver to Seller the Estimated Cash Purchase Price minus the Purchase Price Adjustment Escrow
Amount and the Indemnity Escrow Amount.

14.2 Escrow Amount. Buyer shall deliver to Escrow Agent the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount.
14.3 Bring-Down Certificate. Each of Buyer and Parent shall deliver a bring-down certificate executed by an executive officer of Buyer and Parent, respectively, certifying that the conditions specified in Sections 10.1 and 10.2 have been satisfied.
14.4 Secretary's Certificate. Each of Buyer and Parent shall deliver a certificate executed on behalf of such entity by Buyer's Secretary or Assistant Secretary or Parent's Secretary or Assistant Secretary, respectively, certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Buyer and Parent, respectively, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing such entity's execution, delivery and performance of this Agreement, accompanied by appropriate certificates of Governmental Entities evidencing the organization of such party and its due qualification in each state in which the Store Properties are located.
14.5 Buyer Ancillary Agreements. The Buyer Ancillary Agreements duly executed by Buyer and Parent, as applicable.
14.6 License Agreement.  The License Agreement.
                           ARTICLE 15

                           Tax Matters

     15.1 Filing of Returns. In connection with the preparation and filing of Tax Returns as of and after the Closing Date, Buyer and Seller shall cooperate and exchange information as reasonably required to accomplish the matters contemplated by this Article
15.

15.2 Access to Books and Records. After the Closing, upon reasonable notice, and subject to Section 8.3 hereof, each Party will give to the representatives, employees, counsel and accountants of the other Party, access, during normal business hours, to records pertaining to the Store Properties or the Acquired Assets and relating to periods prior to or including the Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other Party in connection with Tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of Taxes as may be requested by Seller to substantiate any claim for Tax credits or refunds);
provided, however, that nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which any of its assets is subject. Seller and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Acquired Assets or the Store Properties (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 15.2 and Section 15.3.
15.3 Indemnification for Taxes.
          (a) In accordance with the provisions of Article 3, and subject to Section 15.5, Seller agrees to indemnify and hold harmless
Buyer, Parent, their Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Buyer arising from (i) any Taxes of Seller or its Affiliates or Taxes attributable to the operations of the Store
Properties or ownership of the Acquired Assets for all Tax periods (or portions thereof) prior to the Closing Date, (ii) any material breach of the representations contained in Section 5.10 or (iii) the failure of Seller to perform any of the agreements or undertakings made by Seller in this Article 15.

(b) In accordance with the provisions of Article 3, and subject to Section 15.5, each of Buyer and Parent agrees to indemnify and hold harmless Seller, its Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Seller arising from (i) any Taxes of Buyer or its Affiliates or Taxes attributable to the operations of the Store Properties or ownership of the Acquired Assets for all Tax periods (or portions thereof) ending on or after the Closing Date, or (ii) the failure of Buyer to perform any of the agreements or undertakings made by Buyer in this Article 15.
(c) Any Party seeking indemnification under this Article 15 (the "Tax Indemnitee") shall give the other Party (the "Tax Indemnitor") written notice of any audit, proposed adjustment or assessment, or proceeding by a Tax authority involving Taxes for which the Tax Indemnitee will seek indemnification no later than 20 Business Days after receipt of notice of such proceeding by the Tax Indemnitee; provided, however, that the failure of the Tax Indemnitee to so notify the Tax Indemnitor shall not preclude any indemnity hereunder unless and to the extent that such failure has materially and adversely affected the Tax
Indemnitor's ability to effectively conduct and contest the asserted Tax claim. At its cost, the Tax Indemnitor shall have the right to control and settle such proceeding; provided, however, that to the extent the Tax Indemnitor is not liable under this Article 15 for the entire amount of the Tax relating to such proceeding, at the Tax Indemnitee's option, (i) the Tax Indemnitor shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitee (which approval shall not be unreasonably withheld), (ii) the Tax Indemnitee shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitor (which approval shall not be unreasonably withheld), or (iii) the Tax Indemnitor and Tax Indemnitee shall jointly control and share the cost and mutually agree on a settlement of such proceeding.
(d) No Party shall be entitled to indemnification relating to Taxes unless the claim for indemnification is asserted in writing within one year following the final determination of (including the expiration of the time to appeal) any audit examination, investigation or other proceeding relating to the Taxes for which indemnification is sought.
(e) Notwithstanding anything to the contrary in this Agreement, the obligations imposed by this Article 15 shall survive until the expiration of 60 days following the expiration of the applicable statute of limitations for assessment and collection of each Tax; provided, however, that in the event that a notice of claim for indemnity pursuant to this Article 15 is made during such period, indemnity with respect to such claim shall survive until such time as the claim is finally resolved.
     15.4 Transaction Taxes. Buyer and Seller shall bear in equal amounts and be responsible for paying in equal amounts any recording charges, sales, use, stamp, transfer, deed, documentary, registration, business and occupation and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Entity with respect to the transfer of the operations of the Store Properties and any Acquired Assets to Buyer ("Transaction
Taxes"), regardless of whether the Tax authority seeks to collect such taxes from Seller or Buyer; provided, that Seller shall take all steps and make all filings or submissions under applicable Minnesota and Wisconsin sales and use tax laws and regulations reasonably requested by Buyer in order to cause such transfer to qualify as an "occasional sale." Buyer shall also be responsible for (i) defending or pursuing any proceedings related to such Transaction Taxes and (ii) paying any expenses related thereto. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transactions contemplated hereby and in the Ancillary Agreements. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in the defense of such proceeding with respect to such Transaction Taxes, and shall take all actions and execute all documents required to allow such participation. Buyer shall not be responsible for income or franchise taxes of Seller, if any, arising from the transactions contemplated hereby. The fee for filings under the HSR Act will be divided evenly between Seller and Buyer. Notwithstanding the foregoing, Seller shall seek the Bankruptcy Court's approval, pursuant to section 1146(c) of the Bankruptcy Code, to be relieved (and to relieve Buyer) of and from payment or satisfaction of Transaction Taxes to the extent permitted by section 1146(c) of the Bankruptcy Code.

15.5 Tax Prorations for Periodic Taxes. As to any Acquired Asset acquired by Buyer, Seller and Buyer shall apportion the liability for real and personal property taxes, ad valorem taxes, and similar taxes ("Periodic Taxes") for all Tax periods including but not beginning or ending on the Closing Date (all such periods of time being hereinafter called "Proration Periods"). The Periodic Taxes described in this Section 15.5 shall be apportioned between Seller and Buyer as of the Closing Date, with Buyer liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the applicable Proration Period including and after the Closing Date, and the denominator of which is the total number of days covered by such Proration Period. Seller shall be liable for that portion of the Periodic Taxes for a Proration Period for which Buyer is not liable under the preceding sentence. Buyer and Seller shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Closing Date) on this prorated basis. If a payment on a tax bill is due after the Closing, the Party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other Party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum. The Party responsible under applicable Law for paying a Tax described in this Section 15.5 shall be responsible for administering the payment of (and any reimbursement for) such Tax. For purposes of this Section 15.5, the Proration Period for ad valorem taxes and real and personal property taxes shall be the fiscal period for which such taxes were assessed by the Tax jurisdiction.
15.6 Tax Returns; Payment of Taxes other than Transaction Taxes and Periodic Taxes. Seller will (i) prepare and timely file with each applicable Tax authority all Tax Returns which include all income, gains, losses, deductions and credits attributable to the Store Properties, the Acquired Assets, and the operations relating thereto for any period or portion of a period ending before the Closing Date and (ii) make timely payments of all Taxes required to be reflected on such Tax Returns and all other Taxes relating to the Store Properties, the Acquired Assets, and the operations relating thereto for any taxable period or portion of a Proration Period ending the day before the Closing Date. Buyer will (a) prepare and timely file with each applicable Tax authority all Tax Returns which include all income, gains, losses, deductions and credits attributable to the Store Properties, the Acquired Assets and the operations relating thereto for any period or portion of a period beginning on or after the Closing Date and (b) make timely payments of, and indemnify and hold Seller harmless against, all Taxes required to be reflected on such Tax Returns and all other Taxes relating to the Store Properties, the Acquired Assets, and the operations relating thereto for any taxable period or portion of a Proration Period beginning on the Closing Date. The determination of the portion of any Taxes imposed on or connected with the Store Properties, the Acquired Assets, or the operations relating thereto which is allocable to the portion of a Proration Period ending the day before the Closing Date and to the portion of a Proration Period beginning on the Closing Date, shall be made, in the case of all Taxes other than Transaction Taxes and Periodic Taxes, by assuming that the portion of a Proration Period ending the day before the Closing Date and the portion of a Proration Period beginning on the Closing Date constitute separate taxable periods and by taking into account the actual taxable events occurring during such separate periods.
15.7 Tax Refunds. Any Tax refunds (including any interest related thereto) received by Buyer, its affiliates or successors relating to Tax periods (or portions thereof) ending before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within 5 Business Days of receipt thereof. Buyer shall, if Seller so requests and at Seller's direction and expense, file or cause its Affiliates to file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending before the Closing Date.
                           ARTICLE 16

                         Indemnification

     16.1 Survival of Representations, Warranties, Covenants and
Agreements.

Subject to Section 16.3(e), each of the representations and warranties contained in Article 5 and Article 6 shall terminate, without further action, on the date which is eighteen (18) months following the Closing Date (the time through which any representation or warranty survives as provided above is referred to herein as the "Expiration Date").

     16.2 Indemnification.

          (a) Following the Closing and subject to the other sections of this Article 16, Seller will indemnify, defend and hold harmless
Buyer, Parent and their Affiliates and their respective directors, officers and agents from and against all Indemnifiable
Losses relating to, resulting from or arising out of:

               (i) any inaccuracy in any of the representations and warranties made by Seller in this Agreement,

(ii) a breach by Seller of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement, which covenant or agreement requires performance by Seller at or after the Closing, and
(iii)     any of the Excluded Liabilities.
          (b) Following the Closing and subject to the other sections of this Article 16, Buyer and Parent will jointly and severally indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:

               (i) any inaccuracy in any of the representations or warranties made by Buyer or Parent in this Agreement,

(ii) a breach by Buyer or Parent of any covenant or agreement of such entity contained in this Agreement or any Ancillary
Agreement, which covenant or agreement requires performance by such entity at or after the Closing, and
(iii)     any of the Assumed Liabilities.
          (c) Payments made under Article 15 or this Section 16.2 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all Tax Returns consistent with such treatment.

     16.3 Limitations on Liability.

          (a)  For purposes of this Agreement:

               (i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement,

(ii) "Indemnitee" means any Person or entity entitled to indemnification under this Agreement,
(iii) "Indemnifying Party" means any Person or entity required to provide indemnification under this Agreement, and
(iv) "Indemnifiable Losses" means any losses, liabilities, damages, costs and/or expenses (including reasonable out-of-pocket attorneys' fees and expenses) actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case (x) reduced by the amount of insurance proceeds recovered from any Person or entity with respect thereto and (y) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.
          (b) As between Seller and any Affiliate of Seller, on the one hand, and Buyer and Parent and any Affiliate of Buyer or Parent, on the other hand, the remedies, rights and obligations set forth in this Article 16, Section 15.3 (Indemnification for Taxes),
Sections 12.2 (Termination) and 12.3 (Effect of Termination),
Section 9.1 (Employees) and the Ancillary Agreements will be the exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in Section 16.2 and any breach of the representations, warranties or covenants set forth in this Agreement or the Ancillary Agreements. Without limiting the foregoing, as a material inducement to entering into this Agreement and the Ancillary Agreements, to the fullest extent permitted by Law, each of the Parties waives any claim or cause of action that it otherwise might assert, and any breach of the representations, warranties or covenants set forth in this Agreement, except for claims or causes of action brought under and subject to the terms and conditions of this Article 16,
Section 15.3 (Indemnification for Taxes), Sections 12.2
(Termination) and 12.3 (Effect of Termination), Section 9.1
(Employees) and the Ancillary Agreements.

(c) Except as provided by Section 16.5, notwithstanding any other provision of this Agreement or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party for Indemnifiable Losses arising out of or relating to any inaccuracy of representations or warranties under Sections 16.2(a)(i) or 16.2(b)(i) until the aggregate amount of Indemnifiable Losses exceeds an amount equal to $500,000 (the "Indemnification Threshold"). In the event and to the extent the aggregate amount of Indemnifiable Losses against an Indemnifying Party exceeds the Indemnification Threshold, such party shall be responsible for all Indemnifiable Losses only to the extent the same exceed the Indemnification Threshold, but subject to the Indemnification Cap.
(d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 16.2(a)(i) or the indemnification obligation of Buyer or Parent under Section 16.2(b)(i) will not exceed an amount equal to the Indemnity Escrow Amount (the "Indemnification Cap"), respectively. The Parties shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Sections 16.2(a)(ii), 16.2(a)(iii), 16.2(b)(ii) and 16.2(b)(iii), as
applicable.
(e) The obligation of Seller to indemnify under Section 16.2(a) and the obligation of Buyer or Parent to indemnify under Section 16.2(b) shall expire, with respect to any representation or warranty of the respective party, on the date on which the survival of such representation or warranty shall expire in accordance with Section 16.1. In the event an Indemnitee makes a claim for indemnification pursuant to this Article 16, any such notice must specifically identify a particular breach and the underlying facts relating thereto.
(f) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any punitive or exemplary damages, except to the extent such damages have been recovered by a third person (including a Governmental Entity) and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article 16.
(g) The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.
(h) Notwithstanding anything to the contrary herein, except for willful breaches by Seller, the Buyer's right to indemnification with respect to Indemnifiable Losses shall initially be satisfied from the Indemnity Escrow Amount. To the extent that on the Expiration Date claims for indemnification then pending against Seller ("Pending Claims") do not exceed the Indemnity Escrow Amount (reduced by any Indemnifiable Losses theretofore satisfied from the Indemnity Escrow Amount, referred to herein as the "Remaining Escrow Amount"), Buyer shall direct the Escrow Agent to pay to Seller the amount, if any, by which the Remaining Escrow Amount exceeds the Pending Claims, by wire transfer of immediately available funds to an account designated by Seller. The Escrow Agent shall retain a portion of the Indemnity Escrow Amount equal to the amount of all Pending Claims. At such time after the Expiration Date as all Pending Claims have been finally determined, Buyer shall direct the Escrow Agent to pay to Seller the excess, if any, of the retained Remaining Escrow Amount over the amount of Indemnifiable Losses determined to be due Buyer in respect of such Pending Claims.
     16.4 Defense of Claims.

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person or Governmental Entity that is not a party to this Agreement (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article 16 to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof if such Indemnifying Party delivers a written agreement in form and substance satisfactory to the Indemnitee agreeing to indemnify the Indemnifying Party with respect to such Third Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnifying
Party shall have no right to assume or continue the defense of any Third Party Claim (and the Indemnitee shall have the exclusive right to defend it) if (i) the Indemnitee reasonably determines that the Indemnifying Party does not have sufficient financial resources to defend or discharge such Third Party
Claim, (ii) if a conflict of interest is presented for the Indemnifying Party from defense of the Third Party Claim, (iii) the Indemnitee reasonably determines that an adverse determination would adversely affect the business operations of the Indemnitee in any material respect, or (iv) the Indemnifying
Party is not vigorously defending such Third Party Claim, as reasonably determined by the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless
(i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third
Party Claim within a reasonable time after receipt of notice thereof, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified
Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept or (B) the aggregate
Indemnifiable Losses of the Indemnitee with respect to such claim.

(b)  Any claim by an Indemnitee on account of an Indemnifiable
Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article 16.
(c) If, after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this Article
16, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
     16.5 Inapplicability to Taxes. Except as expressly provided in this Article 16, this Article 16 shall not apply with respect to indemnification of the Parties for Taxes, which liability shall be governed by Article 15 hereof.

                           ARTICLE 17

                          Miscellaneous

     17.1 Expenses. Except as otherwise expressly provided for elsewhere in this Agreement, each Party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Seller and Buyer shall each bear all of its cost and expense incurred in securing the appropriate governmental approvals to the assignment of the Acquired Contracts.

17.2 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable conflicts of law principles.
17.3 Disputes; Bankruptcy Court Jurisdiction; Arbitration.
          (a) Prior to the Closing Date, any dispute between the Parties relating to this Agreement shall be subject to the retained jurisdiction of the Bankruptcy Court. In addition, after the Closing Date, any dispute relating to claims arising under
Section 365(b) or 365(f) of the Bankruptcy Code shall be subject to the retained jurisdiction of the Bankruptcy Court.

(b)  After the Closing Date, subject to Sections 17.3(a) and
Section 17.13, any dispute between the Parties, including any matter relating to this Agreement or any of the Ancillary Agreements, shall be resolved by final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), to be conducted in Hennepin County, Minnesota. To the extent they are available, arbitrators shall be selected from the AAA with food industry experience. In any dispute involving a claim in excess of $1,000,000, three arbitrators shall be employed. Absent a showing of good cause, the hearing shall be conducted within 90 days from the service of the statement of claim. All proceedings shall be governed by the Federal Arbitration Act.
     Each Party shall bear the expense of their own attorneys, experts and out of pocket costs as well as fifty percent of the expense of administration and arbitrator fees.

     The Parties agree that the arbitrators SHALL NOT HAVE THE POWER TO AWARD PUNITIVE OR EXEMPLARY DAMAGES UNLESS THE ARBITRATOR(S) or a court of competent jurisdiction determines that this limitation, under the circumstances, violates public policy except to the extent such damages have been recovered by a third person (including a Governmental Entity) and are the subject of a Third Party Claim for which indemnification is available under the express terms of Article 16.

     Depositions, other than those taken in lieu of live testimony, shall not be taken except upon the arbitrator(s) finding of special need. Parties shall be entitled to conduct document discovery in accordance with a procedure where responses to information requests shall be made within twenty days from their receipt.

     Each Party shall be entitled to pursue remedies for emergency judicial relief in any court of competent jurisdiction, except that immediately following the preliminary adjudication of such request for emergency relief, the Parties hereby consent to a stay of the judicial proceedings pending a determination of the dispute on the merits by arbitration as herein provided.

          (c) Anything to the contrary contained herein notwithstanding, if for any reason the provisions of this Section 17.3 regarding arbitration of disputes should be determined to be unenforceable by a court of competent jurisdiction, the Parties irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court so long as the Chapter 11 Cases are proceeding.

     17.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by overnight courier or transmitted by facsimile, or five days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the Party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

          If to Seller:

               Fleming Companies, Inc.
               1945 Lakepointe Drive
               Lewisville, Texas  75029
               Attn:     General Counsel
               Fax Number:  (972) 906-1860

          With a copy to:

               McAfee & Taft
               Tenth Floor, Two Leadership Square
               211 North Robinson
               Oklahoma City, Oklahoma 73102
               Attn:     Louis J. Price, Esq.
                    Richard R. Riggs, Esq.
                    Fax Number:  (405) 235-0439

          If to Buyer or Parent:

               Roundy's, Inc.
               23000 Roundy Drive
               Pewaukee, WI  53072
               Attn:  Edward G. Kitz,
               Vice President, Secretary and Treasurer
               Fax Number:  (262) 953-7989

          With a copy to:

               Whyte Hirschboeck Dudek S.C.
               111 East Wisconsin Avenue, Suite 2100
               Milwaukee, WI  53202
               Attn:  John F. Emanuel
               Fax Number:  (414) 223-5000

     17.5 Definition of Agreement. Unless the context clearly otherwise requires, as used herein, the term "Agreement" means this Agreement and the Schedules, Annexes and Exhibits hereto. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Paragraph or other subdivision.

17.6 Headings, Gender. The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing or interpreting the provisions hereof or otherwise affect the meaning hereof. The use of the neuter pronoun "it" shall also refer to, as appropriate, the masculine and/or feminine gender. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa.
17.7 Counterparts; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. No provision of this Agreement, other than as expressly provided in the indemnification provisions of Articles 15 and 16, is intended to (i) confer upon any Person other than the Parties hereto and their successors and permitted assigns, any rights or remedies hereunder, (ii) relieve or discharge the obligation or liability of any third party or (iii) give any third party any right of subrogation or action against Seller, Buyer or Parent.
17.8 Entire Agreement. This Agreement and the Ancillary Agreements embody the entire agreement and understanding between Seller, Buyer and Parent with respect to the subject matter hereof and supersede all prior agreements and understandings related to the subject matter hereof. There are no representations, warranties, covenants, promises or agreements on the part of a Party to the other hereto which are not explicitly set forth herein.
17.9 Modifications. Any modification, amendment or waiver of or with respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by an authorized representative of each of Seller, Buyer and Parent and shall designate specifically the terms and provisions so modified.
17.10 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but (except as provided for in this Section 17.10) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer, Parent or Seller without the prior written consent of the other; provided, however, that Buyer may assign any of its rights, interests or obligations hereunder to any Affiliate of Buyer, provided that, such assignment shall not relieve Buyer or Parent from its obligations hereunder.
17.11 Schedules. Any matter disclosed on any one Schedule hereto shall be deemed to be disclosed on all other Schedules hereto.
17.12 Public Announcements; Confidentiality. Prior to Closing, the Parties will consult with each other before issuing or prior to the issuance by any Affiliate of, and will provide each other the opportunity to review and comment upon, any press release or other public statements (or relevant portions thereof) relating to the transactions contemplated by this Agreement and shall not issue, and shall ensure that their respective Affiliates shall not issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or contractual obligation to make public filings with the Securities and Exchange Commission. Each Party also agrees that it will not, directly or indirectly, except to the extent required by Law or Order (provided prior timely notice has been provided to the other Party to permit such Party to limit such disclosure or to seek appropriate protective orders), make use of or divulge, or permit any of its agents, employees or Affiliates to make use of or divulge, any terms or conditions of this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, Parent shall be entitled to disclose this Agreement to its lenders and principal investors, provided that any such individual or entity either executes a confidentiality agreement prior to such disclosure or is otherwise subject to a confidentiality agreement with Seller with respect to such information; provided, however, Parent shall be entitled to disclose the Cash Purchase Price and specific information regarding the Store Properties to its lenders and principal investors. The obligations contained in this Section 17.12 are in addition to and independent of the obligations contained in the Non-Disclosure Agreement.
17.13 Right to Specific Performance. The Parties acknowledge that the unique nature of the transactions contemplated by this Agreement may render money damages an inadequate remedy for the breach by either Party of its obligations under this Agreement. Each Party agrees that in the event of such breach, (i) the non-breaching Party may, upon proper action instituted by it, be entitled to seek a decree of specific performance of this Agreement, and (ii) such rights are cumulative and in addition to any other remedy to which the Parties may be entitled at law or equity.
17.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
      [Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement as of the date first above written.

                                   FLEMING COMPANIES, INC.


                                   By:  /s/ Rebecca A. Roof
                                   Name:     Rebecca A. Roof
                                   Title:    CFO

                                   RAINBOW FOOD GROUP, INC.


                                   By:  /s/ James R. Vaughan
                                   Name:     James R. Vaughan
                                   Title:    President


                                   ROUNDY'S, INC.


                                   By:  /s/ Darren W. Karst
                                   Name:     Darren W. Karst
                                   Title:    Executive Vice
President


                                   RBF CORP.


                                   By:  /s/ Darren W. Karst
                                   Name: Darren W. Karst
                                   Title:    President


                       INDEX OF SCHEDULES

     Schedule 1.1(a)     Acquired Contracts
     Schedule 1.1(b)     Seller's Knowledge
     Schedule 2.1(g)     Material permits and licenses
     Schedule 2.1(i)     Retail Leases and Subleases
     Schedule 2.1(j)     Intellectual Property and Trademarks
     Schedule 4.2(b)     Inventory Procedure and Certain Excluded
Inventory
     Schedule 4.4        Allocation
     Schedule 4.5        Specific Store Property Value Schedule
     Schedule 5.3        No Breach or Conflict
     Schedule 5.4        Owned Real Property
     Schedule 5.5(a)     Leased Store Properties
     Schedule 5.5(b)     Eminent Domain Proceedings
     Schedule 5.8        Claims, Litigation and Disputes
     Schedule 5.9        Acquired Contracts
     Schedule 5.10       Compliance with Laws
     Schedule 5.11       Taxes
     Schedule 5.13(a)    Employee Benefit Plans
     Schedule 5.13(b)    Union Pension Plan Liability
     Schedule 5.13(c)    Employees
     Schedule 5.13(d)    Employee Matters
     Schedule 5.14       Environmental Matters
     Schedule 5.17       Recent Events
     Schedule 5.19       Cure Costs
     Schedule 5.20       Intellectual Property
     Schedule 7.2        Conduct of Business Pending Closing
     Schedule 7.2(h)     Raises; Bonuses

                        INDEX OF EXHIBITS

     Exhibit A Bill of Sale
     Exhibit B Assignment and Assumption Agreement


                        INDEX OF ANNEXES

     Annex I   Store Properties
     Annex II  Bidding Procedures Order
     Annex III Sale Order

THE ABOVE-DESCRIBED EXHIBITS, SCHEDULES AND ANNEXES ARE OMITTED FROM THIS FILING PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K. THE REGISTRANT, ROUNDY'S, INC. HEREBY AGREES TO FURNISH A COPY OF SUCH EXHIBITS, SCHEDULES AND ANNEXES TO THE COMMISSION UPON REQUEST.
                            EXHIBIT A

                   TO ASSET PURCHASE AGREEMENT

                          BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

          Rainbow Food Group, Inc., a Nevada corporation ("Assignor"), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, transfer, assign, and convey to _____________________, a ____________________, ("Assignee"), the Inventory (excluding Excluded Inventory), Leasehold Improvements, Equipment, Files and Records and Supplies, as defined in Section 2.1 of that certain Asset Purchase Agreement dated as of __________, 2003, by and between Assignor and Assignee (the "Asset Purchase Agreement"), to have and to hold the same, unto the Assignee, its successors and assigns, forever, and does hereby warrant and defend the title to said Purchased Assets against the lawful claims and demands of all persons whomsoever. This Bill of Sale is made pursuant and subject to the Asset Purchase Agreement and incorporates all of the terms and conditions therein.

     EXECUTED AND DELIVERED as of this _______ day of _______, 2003.

                                   RAINBOW FOOD GROUP, INC.,
                                   a Nevada corporation


                                   By
______________________________
                                                       Vice
President
                            EXHIBIT B

                   TO ASSET PURCHASE AGREEMENT

               ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the
"Agreement") is entered into as of this ____ day of ____________, 2003, by and between __________________, a ________________
("Assignor"), and _______________________, a ____________________
("Assignee").

                      W I T N E S S E T H:

          WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of _________________, 2003, by and between Assignor and Assignee (the "Asset Purchase Agreement"), Assignor agreed to assign to Assignee all of Assignor's right, title, and interest in, to, and under the Acquired Contracts, Permits, as such terms are defined in the Asset Purchase Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, and convey to Assignee all of Assignor's right, title, and interest in, to, and under and all obligations under the Acquired Contracts, Permits.

          Assignee hereby assumes and agrees to perform all of the obligations of Assignor under the Acquired Contracts and Permits accruing from and after the date hereof and to indemnify and hold harmless Assignor from and against liabilities or obligations under the Acquired Contracts, Permits with respect to events occurring or liabilities accruing from and after the date hereof.

          Assignor agrees to indemnify and hold Assignee harmless from and against any liabilities or obligations under Acquired
Contracts, Permits with respect to events occurring or liabilities accruing prior to the date hereof.

          This Agreement is made pursuant and subject to the Asset Purchase Agreement and incorporates all of the terms and conditions therein including, without limitation, the representations and warranties of Assignor.

          This Agreement shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



          EXECUTED AND DELIVERED the day and year first above written.

                              _______________________, a
________________

                              By
____________________________________
                                                       Vice
President

                              _____________________, a
__________________
                              By                       Vice
President